Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
HOLLY CORPORATION,
NORTH ACQUISITION, INC.
AND
FRONTIER OIL CORPORATION
DATED AS OF FEBRUARY 21, 2011

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PAGE

Section 8.18	DISCLOSURE LETTERS	83
EXHIBITS

Exhibit A	FRONTIER ARTICLES OF INCORPORATION
Exhibit B	HOLLY CHARTER AMENDMENT
Exhibit C	HOLLY BYLAWS

     This AGREEMENT AND PLAN OF MERGER (including the Exhibits hereto, this “Agreement”), dated as of February 21, 2011, is among HOLLY CORPORATION, a Delaware corporation (“Holly”), NORTH ACQUISITION, INC., a Wyoming corporation and direct wholly owned subsidiary of Holly (“Merger Sub”), and FRONTIER OIL CORPORATION, a Wyoming corporation (“Frontier”).
RECITALS
     WHEREAS, the respective Boards of Directors of each of Holly, Merger Sub and Frontier determined that it is in the best interests of their respective corporations and stockholders that Holly and Frontier engage in a “merger of equals” business combination in order to advance the long-term strategic business interests of Holly and Frontier;
     WHEREAS, the respective Boards of Directors of each of Holly and Frontier have determined that such “merger of equals” business combination shall be effected pursuant to the terms of this Agreement through the Merger (as defined below);
     WHEREAS, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into Frontier with Frontier as the surviving corporation (the “Merger”);
     WHEREAS, upon consummation of the Merger, Frontier will become a wholly owned subsidiary of Holly;
     WHEREAS, for federal income tax purposes, it is intended that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);
     WHEREAS, the Board of Directors of Holly has approved this Agreement and determined that the terms of this Agreement are fair to and in the best interests of Holly and its stockholders and resolved to recommend to the stockholders of Holly the approval of the issuance of shares of common stock, par value $0.01 per share, of Holly (“Holly Common Stock”) constituting the Merger Consideration; and
     WHEREAS, the Board of Directors of Frontier has adopted this Agreement and has determined that the Merger is in the best interests of the holders of shares of common stock, without par value, of Frontier (“Frontier Common Stock”) and resolved to recommend approval of this Agreement by the shareholders of Frontier; and
     WHEREAS, the Board of Directors of Merger Sub has adopted this Agreement and has determined that the Merger is in the best interests of Holly, as its sole shareholder.
     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1
THE MERGER
     Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, in accordance with the Wyoming Business Corporation Act (the “WBCA”), at the Effective Time, Merger Sub shall merge with and into Frontier, with Frontier continuing as the surviving corporation in the Merger (“Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease. The Merger shall have the effects specified in the WBCA. As a result of the Merger, Frontier will become a wholly owned subsidiary of Holly.
     Section 1.2 CLOSING; EFFECTIVE TIME.
     (a) The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201-2975, at 4:00 p.m., local time, on the business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance herewith or (ii) at such other time, date or place as Frontier and Holly may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”
     (b) Effective Time of the Merger. As soon as practicable on the Closing Date, Frontier shall file with the Secretary of State of the State of Wyoming (the “Wyoming Secretary”) articles of merger with respect to the Merger (such articles of merger, the “Articles of Merger”), which Articles of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the WBCA. The Merger shall become effective at such date and time as Frontier and Holly shall mutually agree and shall be specified in the Articles of Merger; provided that (i) such date and time shall be after the time of filing of the Articles of Merger and (ii) the Merger shall become effective at the same date and time. As used in this Agreement, the term “Effective Time” shall mean the date and time when the Merger becomes effective.
     Section 1.3 ARTICLES OF INCORPORATION. At the Effective Time, the articles of incorporation of Frontier shall be amended and restated to read in the form of Exhibit A and, as so amended and restated, such articles of incorporation shall be the articles of incorporation of Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.
     Section 1.4 BYLAWS. At the Effective Time, the bylaws of Frontier shall be amended and restated to be the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.
Section 1.5 DIRECTORS AND EXECUTIVE OFFICERS.
     (a) The directors and executive officers of Holly at the Effective Time shall be as provided in Section 5.15.

     (b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of Surviving Corporation, in each case, until their respective successors are duly elected and qualified.
     Section 1.6 ACTIONS OF HOLLY. Holly, in its capacity as the sole shareholder of Merger Sub, by its execution and delivery hereof, consents to such corporation’s entering into and performing this Agreement and the transactions contemplated hereby. Holly shall take all actions necessary to cause Merger Sub to take any actions necessary in order to consummate the Merger and the other transactions contemplated hereby.
     Section 1.7 ALTERNATIVE STRUCTURES. The parties agree to reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by this Agreement, including without limitation, by merging Frontier with and into Merger Sub, or by merging Frontier into Holly, as long as such alternative structure does not (i) impose any material delay on, or condition to, the consummation of the Merger, (ii) cause any closing condition set forth in Article 6 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof) or (iii) adversely affect any of the parties hereto or either Holly’s or Frontier’s stockholders; provided, however, that the fact that a direct merger of Frontier into Holly would require the approval of a majority of the holders of outstanding shares of Holly Common Stock shall not be deemed to have the effect of (i), (ii) or (iii) above.
ARTICLE 2
CONVERSION OF SECURITIES
     Section 2.1 EFFECT ON CAPITAL STOCK OF FRONTIER AND MERGER SUB. At the Effective Time, by virtue of the Merger and without any action on the part of Frontier, Holly, Merger Sub or any holder of any shares of Frontier Common Stock:
     (a) Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of Surviving Corporation.
     (b) Each share of Frontier Common Stock that is held by Frontier as treasury stock or that is owned by Frontier, Holly, Merger Sub, any direct or indirect wholly owned Frontier Subsidiary or any direct or indirect wholly owned Holly Subsidiary immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.
     (c) Except as provided in Section 2.1(b) and Section 2.7, each share of Frontier Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.4811 (the “Exchange Ratio”) fully paid and nonassessable shares of Holly Common Stock.
     (d) The consideration provided for in Section 2.1(c), together with the consideration provided for in Section 2.7, is referred to herein as the “Merger Consideration.” At the Effective Time, each certificate, whether represented in certificated or non-certificated book-entry form (a

“Frontier Certificate”), formerly representing any shares of Frontier Common Stock, shall thereafter represent only the right to receive the Merger Consideration and the right to receive any distribution or dividends pursuant to Section 2.5.
     (e) All of such shares of Holly Common Stock issued pursuant to this Section 2.1 shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof. All shares of Frontier Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Frontier Certificate that immediately prior to the Effective Time represented any shares of Frontier Common Stock shall thereafter cease to have any rights with respect to such shares of Frontier Common Stock, except as provided in Section 2.6 the right to receive the Merger Consideration to be issued in consideration therefor, including any cash in lieu of fractional shares of applicable Holly Common Stock with respect thereto to be issued in consideration therefor, and any dividends or other distributions to which holders of Frontier Common Stock become entitled, all in accordance with this Article 2 upon the surrender of such Frontier Certificate.
     (f) If, between the date of this Agreement and the Effective Time, there is declared or effected a reorganization, reclassification, recapitalization, stock split, split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Holly Common Stock or Frontier Common Stock), combination or exchange of shares with respect to, or rights issued in respect of, Holly Common Stock or Frontier Common Stock, the Merger Consideration shall be adjusted accordingly to provide to the holders of Frontier Common Stock the same economic effect as contemplated by this Agreement prior to such event.
     Section 2.2 SURRENDER OF SHARES.
     (a) Prior to the Effective Time, Holly shall designate a bank or trust company to act as agent for the holders of shares of Frontier Common Stock in connection with the Merger (the “Exchange Agent”) to receive the Merger Consideration to which holders of such shares shall become entitled pursuant to Section 2.1. Prior to, or substantially simultaneously with, the Effective Time, Holly will deposit with the Exchange Agent, for the benefit of the holders of Frontier Certificates, for exchange in accordance with this Article 2 through the Exchange Agent, certificates representing the shares of Holly Common Stock to be delivered as the Merger Consideration (such certificates, whether represented in certificated or non-certificated book-entry form, to the extent applicable, the “Holly Common Certificates”). In addition, Holly shall deposit with the Exchange Agent, from time to time as needed, cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.7 and to pay any dividends or other distributions which holders of Frontier Certificates have the right to receive pursuant to Section 2.5. All such Holly Common Certificates and cash deposited with the Exchange Agent pursuant to this Section 2.2(a) is hereinafter referred to as the “Exchange Fund.”
     (b) Promptly after the Effective Time, but in no event later than three business days following the Closing Date, Holly shall cause to be mailed to each record holder, at the Effective Time, of an outstanding Frontier Certificate, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Frontier Certificates shall pass, only upon proper delivery of the Frontier Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the Frontier Certificate for payment of the Merger Consideration therefor. Within three business days after surrender to the Exchange Agent of a Frontier Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Frontier Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Frontier Certificate and such Frontier Certificate shall then be canceled. No interest shall be paid or accrued for the benefit of holders of Frontier Certificates on the Merger Consideration payable upon the surrender of Frontier Certificates (including, without limitation, any cash payable pursuant to Section 2.5 or Section 2.7). If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Frontier Certificate is registered, it shall be a condition of payment that the Frontier Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Frontier Certificate surrendered or shall have established to the satisfaction of Frontier Surviving Corporation that such tax either has been paid or is not applicable.
     Section 2.3 STOCK OPTIONS AND OTHER STOCK-BASED AWARDS.
     (a) Each option to purchase shares of Frontier Common Stock (a “Frontier Stock Option”) granted under the Frontier Stock Plan, whether or not exercisable or vested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Frontier Common Stock and shall be converted, at the Effective Time, into a fully vested and immediately exercisable option to purchase shares of Holly Common Stock (a “Holly Stock Option”), on the same terms and conditions as were applicable under such Frontier Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Frontier Stock Plan, in any award agreement or in such Frontier Stock Option by reason of this Agreement or the transactions contemplated hereby), except that (i) the number of shares of Holly Common Stock which shall be subject to each such Holly Stock Option shall be the number of shares of Frontier Common Stock subject to each such Frontier Stock Option multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of Holly Common Stock, and (ii) such Holly Stock Option shall have an exercise price per share of Holly Common Stock equal to the exercise price per share of Frontier Common Stock for such Frontier Stock Option divided by the Exchange Ratio, rounded, if necessary, up to the nearest whole cent; provided, however, that, notwithstanding anything to the contrary in this Agreement, in all cases such conversion shall be effected in a manner consistent with the requirements of Section 424(a) of the Code and the regulations promulgated thereunder (as modified by Section 409A of the Code and the regulations promulgated thereunder with respect to Frontier Stock Options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code).
     (b) Except with respect to (1) the Frontier Restricted Stock and Frontier Stock Units issued pursuant to the Frontier Stock Plan and the related Frontier Restricted Stock agreements identified in Schedule 2.3(b) of the Frontier Disclosure Letter (the “Restricted Stock Agreements”) or the related Stock Unit/Restricted Stock Agreements also identified in Schedule

2.3(b) of the Frontier Disclosure Letter, as applicable (such Stock Unit/Restricted Stock Agreements, together with the Restricted Stock Agreements, collectively referred to as the “Executive Stock Agreements”) to each Named Executive prior to the Effective Time and (2) any awards listed on Schedule 5.1(b)(vi) of the Frontier Disclosure Letter, the Board of Directors of Frontier (the “Frontier Board”) (or any duly constituted and authorized committee thereof administering the Frontier Stock Plan) shall adopt such resolutions or take such other actions as may be required to the effect that, effective as of the Effective Time: (i) each Frontier Stock Unit that is issued and outstanding immediately prior to the Effective Time and with respect to which the applicable performance period has not ended prior to the Effective Time shall, automatically and without any required action on the part of any holder thereof, be cancelled in full as of such date and such Frontier Stock Units will be converted into (A) a number of shares of fully vested Holly Common Stock equal to 125% of the number of shares of Frontier Common Stock subject to such Frontier Stock Units that are then credited to the holder, multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of Holly Common Stock, and (B) an amount of cash equal to the amount of cash and stock dividends and dividend equivalents that would have been credited to the holder under the Frontier Stock Plan if the Frontier Stock Units instead had been issued as shares of Frontier Restricted Stock; (ii) with respect to each award of Frontier Restricted Stock that is issued and outstanding (or earned but not yet granted to the holder after the end of an applicable performance period) immediately prior to the Effective Time and that is subject to restrictions or other conditions which have not lapsed immediately prior to the Effective Time, (A) such Frontier Restricted Stock shall automatically become 100% vested at the Effective Time and shall be treated at the Effective Time as, and shall be afforded the same rights and shall be subject to the same conditions as, other issued and outstanding shares of Frontier Common Stock pursuant to Section 2.1(c), and (B) the holder of such Frontier Restricted Stock shall be paid an amount of cash equal to the amount of cash and stock dividends and dividend equivalents then credited to the holder with respect thereto; and (iii) with respect to each Frontier Restricted Stock Unit (“Frontier RSU”) that is issued and outstanding immediately prior to the Effective Time and with respect to which the applicable vesting period has not ended prior to the Effective Time, all such Frontier RSUs shall automatically and without any required action on the part of the holder thereof, become 100% vested and converted into a like number of shares of Frontier Common Stock on such date in accordance with their terms, and shall be treated at the Effective Time as, and shall be afforded the same rights and shall be subject to the same conditions as, other issued and outstanding shares of Frontier Common Stock pursuant to Section 2.1(c). All cash amounts due pursuant to this Section 2.3(b) shall be paid or delivered, less all applicable deductions and withholdings required by applicable law to be withheld in respect of such amounts, within five business days after the Closing Date, unless otherwise specified herein. As used in this Agreement, “Frontier Stock Unit” shall mean “Stock Unit” as such term is defined in the Frontier Stock Plan, and “Frontier Restricted Stock” shall mean “Restricted Stock” as such term is defined in the Frontier Stock Plan.
     (c) With respect to the Frontier Restricted Stock and the Frontier Stock Units issued to each Named Executive pursuant to the Frontier Stock Plan and the Executive Stock Agreements, prior to the Effective Time, the Frontier Board (or any duly constituted and authorized committee thereof administering the Frontier Stock Plan) shall adopt such resolutions or take other actions as may be required to the effect that, effective as of the Effective Time, the following shall occur: (A)(i) each share of Frontier Restricted Stock held by each Named Executive that is issued and outstanding (or earned but not yet granted to the Named Executive after the end of an applicable performance period) immediately prior to the Effective Time shall cease to represent Frontier Restricted Stock and shall be converted, at the Effective Time, into restricted stock of Holly (“Holly Restricted Stock”), on the same terms and conditions as were applicable under such Frontier Restricted Stock (but taking into account any changes thereto set forth in the Frontier Retention Agreements), (ii) the holder thereof shall be paid at the Effective Time an amount of cash equal to the amount of cash, dividends and dividend equivalents then credited to the holder with respect thereto and (iii) each share of Frontier Restricted Stock shall be converted into 0.4811 shares of Holly Restricted Stock, rounded down to the nearest whole share of Holly Restricted Stock and (B) each Frontier Stock Unit that is issued and outstanding immediately prior to the Effective Time and with respect to which the applicable performance period has not ended prior to the Effective Time shall, automatically and without any required action on the part of any holder thereof, be cancelled in full as of such date and such Frontier Stock Units will be converted into (x) a number of shares of fully vested Holly Common Stock equal to 125% of the number of shares of Frontier Common Stock subject to such Frontier Stock Units that are then credited to the holder, multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of Holly Common Stock, and (y) an amount of cash equal to the amount of cash and stock dividends and dividend equivalents that would have been credited to the holder under the Frontier Stock Plan if the Frontier Stock Units instead had been issued as shares of Frontier Restricted Stock. All cash amounts due pursuant to this Section 2.3(c) shall be paid or delivered, less all applicable deductions and withholdings required by applicable law to be withheld in respect of such amounts, within five business days after the Closing Date, unless otherwise specified herein.
     (d) Any and all Frontier equity awards listed on Schedule 5.1(b)(vi) of the Frontier Disclosure Letter that are outstanding immediately prior to the Effective Time will be governed by their terms and will be converted, at the Effective Time, into comparable Holly equity awards and the number of shares of Holly Common Stock and Holly Restricted Stock subject to such Holly equity awards shall be determined taking into account the Exchange Ratio.
     (e) For purposes of Section 2.3(a), Section 2.3(b), Section 2.3(c) and Section 2.3(d), the number of shares and the exercise price per share under each Frontier Stock Option and the number of shares subject to each Frontier Stock Unit and each award of Frontier Restricted Stock shall be adjusted appropriately upon the occurrence of any of the events contemplated in Section 2.1(f) hereof to provide the holders of Frontier Stock Options, Frontier Stock Units and Frontier Restricted Stock the same economic effect as contemplated by this Agreement prior to the occurrence of such event; provided, however, that no such adjustment shall be made to the extent such adjustment would result in a Frontier Stock Option becoming nonqualified deferred compensation within the meaning of Section 409A of the Code.
     (f) As soon as practicable after the Effective Time, Holly shall deliver to the holders of Frontier Stock Options, Frontier Stock Units and Frontier Restricted Stock that are being converted into Holly Stock Options, Holly Stock Units and Holly Restricted Stock pursuant to this Section 2.3 appropriate notices setting forth such holders’ rights pursuant to the Frontier Stock Plan, and shall enter into written agreements with such holders stating that such Frontier Stock Options, Frontier Stock Units and Frontier Restricted Stock have been converted into Holly Stock Options, Holly Stock Units or Holly Restricted Stock, as applicable, and that the agreements between Frontier and each such holder regarding such Frontier Stock Options,

Frontier Stock Units and Frontier Restricted Stock, as applicable, shall be assumed by Holly and continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the Frontier Stock Plan) pursuant to the applicable Holly Stock Plan.
     (g) Prior to the Effective Time, Frontier shall take all necessary action for the adjustment of Frontier Stock Options under this Section 2.3.
     Section 2.4 EXCHANGE PROCEDURES. Promptly after the Effective Time but in no event later than three business days following the Closing Date, Holly shall cause the Exchange Agent to mail to each holder of a Frontier Certificate the documentation specified in Section 2.2(b) hereof. Any uncertificated shares of Frontier Common Stock in book-entry form shall be deemed surrendered to the Exchange Agent at the Effective Time, and each holder thereof shall be entitled to receive (A) Holly Common Certificates representing, in the aggregate, the whole number of shares of Holly Common Stock that such holder has the right to receive pursuant to Section 2.1 (after taking into account all shares of Holly Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article 2, including cash in lieu of any fractional shares of Holly Common Stock that such holder is entitled to receive pursuant to Section 2.7 and dividends or other distributions that such holder is entitled to receive pursuant to Section 2.5. The Frontier Certificate so surrendered shall forthwith be canceled. Until such time as a Holly Common Certificate is issued to or at the direction of the holder of a surrendered Frontier Certificate, such Holly Common Stock represented thereby shall be deemed not outstanding and shall not be entitled to vote on any matter. In the event of a transfer of ownership of Frontier Common Stock that occurred prior to the Effective Time, but is not registered in the transfer records of Frontier, one or more Holly Common Certificates evidencing, in the aggregate, the proper number of shares of Holly Common Stock, a check in the proper amount of cash that such holder has the right to receive in lieu of any fractional shares of Holly Common Stock pursuant to Section 2.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5, may be issued with respect to such Frontier Common Stock to such a transferee if the Frontier Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any Holly Common Certificate is to be issued in a name other than that in which the Frontier Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of Holly Common Certificates in a name other than that of the registered holder of the Frontier Certificate surrendered, or shall establish to the reasonable satisfaction of Holly or the Exchange Agent that such tax has been paid or is not applicable.
     Section 2.5 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Frontier Certificate with respect to the shares of Holly Common Stock that such holder would be entitled to receive upon surrender of such Frontier Certificate, and no cash payment in lieu of fractional shares of Holly Common Stock shall be paid to any such holder pursuant to Section 2.7 until such holder shall surrender such Frontier Certificate in accordance with Section 2.7. Subject to the effect of applicable law, following surrender of any such Frontier Certificate, there shall be paid to the record holder thereof without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Holly Common Stock to which such holder is entitled pursuant to Section 2.7 and the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Holly Common Stock and (b) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Holly Common Stock.
     Section 2.6 NO FURTHER OWNERSHIP RIGHTS IN FRONTIER COMMON STOCK. All shares of Holly Common Stock issued and cash paid upon exchange of shares of Frontier Common Stock in accordance with the terms of this Article 2 (including any cash paid pursuant to Section 2.5 or Section 2.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Frontier Common Stock.
     Section 2.7 NO FRACTIONAL SHARES OF HOLLY COMMON STOCK. No certificates or scrip or shares of Holly Common Stock representing fractional shares of Holly Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Frontier Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Holly or a holder of shares of Holly Common Stock. For purposes of this Section 2.7, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places. Notwithstanding any other provision of this Agreement, each holder of Frontier Certificates who would otherwise have been entitled to receive a fraction of a share of Holly Common Stock (determined after taking into account all Frontier Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Holly Common Stock multiplied by (b) the closing price for a share of Holly Common Stock as reported on the New York Stock Exchange (“NYSE”) on the first trading day following the date on which the Effective Time occurs. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Frontier Common Stock in lieu of any fractional interests, the Exchange Agent shall notify Holly, and Holly shall ensure that there is deposited with the Exchange Agent, and shall cause the Exchange Agent to make available in accordance with this Agreement, such amounts to such former holders of Frontier Common Stock.
     Section 2.8 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Frontier Certificates six months after the Effective Time shall, at Holly’s request, be delivered to Holly or otherwise on the instruction of Holly, and any holders of Frontier Certificates who have not theretofore complied with this Article 2 shall after such delivery look only to Holly for the Merger Consideration with respect to the shares of Frontier Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.1, any cash in lieu of fractional shares of Holly Common Stock to which such holders are entitled pursuant to Section 2.7 and any dividends or distributions with respect to shares of Holly Common Stock to which such holders are entitled pursuant to Section 2.5. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Frontier Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by law, become the property of Holly free and clear of any claims or interest of any Person previously entitled thereto.
     Section 2.9 NO LIABILITY. None of Frontier, Holly, Merger Sub, Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
     Section 2.10 INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Holly, on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Frontier shareholders pursuant to this Article 2. Any interest and other income resulting from such investments shall promptly be paid to Holly. The Exchange Fund shall be invested by the Exchange Agent as directed by Holly, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million.
     Section 2.11 LOST CERTIFICATES. If any Frontier Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Frontier Certificate to be lost, stolen or destroyed and, if required by Holly, the posting by such Person of a bond in such reasonable amount as Holly may direct as indemnity against any claim that may be made against it with respect to such Frontier Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Frontier Certificate, the Merger Consideration with respect to the shares of Frontier Common Stock formerly represented thereby, any cash in lieu of fractional shares of Holly Common Stock, and unpaid dividends and distributions on shares of Holly Common Stock deliverable in respect thereof, pursuant to this Agreement.
     Section 2.12 WITHHOLDING RIGHTS. Holly shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity by Holly, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Holly.
     Section 2.13 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of Holly or Surviving Corporation, as applicable, shall be authorized to execute and deliver, in the name and on behalf of Surviving Corporation, Frontier or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Surviving Corporation, Frontier or Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Holly or Surviving Corporation, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Holly or Surviving Corporation, as applicable, as a result of, or in connection with, the Merger.
     Section 2.14 STOCK TRANSFER BOOKS. The stock transfer books of Frontier shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Frontier Common Stock thereafter on the records of Frontier. At or after the Effective Time, any Frontier Certificates presented to the Exchange Agent, Holly or Surviving Corporation for any reason shall be converted into the right to receive the Merger Consideration, with respect to the shares of Frontier Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Holly Common Stock to which the holders thereof are entitled pursuant to Section 2.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5). From and after the Effective Time, the holders of Frontier Certificates evidencing ownership of shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable law.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF HOLLY AND MERGER SUB
     Except as set forth in the disclosure letter delivered to Frontier concurrently with the execution hereof (the “Holly Disclosure Letter”) in accordance with Section 8.18 or as disclosed with reasonable specificity in the Holly Reports (as defined in Section 3.7), Holly and Merger Sub, jointly and severally, represent and warrant to Frontier that:
     Section 3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY.
     (a) Holly is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Holly is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Holly Material Adverse Effect (as defined in Section 8.9). Holly has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Holly’s certificate of incorporation and bylaws previously made available to Frontier are true and correct and contain all amendments as of the date of this Agreement.
     (b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wyoming. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement. The authorized capital stock of Merger Sub consists of 100 shares of common stock, $0.01 par value, all of which have been duly issued, are fully paid and nonassessable and are owned directly by Holly free and clear of any Liens. The copies of Merger Sub’s articles of incorporation and bylaws previously made available to Frontier are true and correct and contain all amendments as of the date of this Agreement.

     Section 3.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.
     (a) Holly has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by Holly of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval by Holly’s stockholders of the issuance of Holly Common Stock constituting the Merger Consideration. Assuming the due authorization, execution and delivery of this Agreement by each of Frontier and Merger Sub, this Agreement constitutes the valid and legally binding obligation of Holly, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
     (b) Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. Except, solely in the case of the Merger, for the adoption of this Agreement by Holly as the sole shareholder of Merger Sub, the consummation by Merger Sub of the transactions contemplated by this Agreement, including the Merger, has been duly authorized by all requisite corporate action. Assuming the due authorization, execution and delivery of this Agreement by each of Frontier and Holly, this Agreement constitutes the valid and legally binding obligation of Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
     Section 3.3 CAPITALIZATION. The authorized capital stock of Holly consists of 160,000,000 shares of Holly Common Stock, and 1,000,000 shares of preferred stock, par value of $1.00 per share (the “Holly Preferred Stock”). As of February 18, 2011, there were (a) 53,264,688 shares of Holly Common Stock issued and outstanding, (b) no shares of Holly Preferred Stock issued and outstanding, (c) no shares of Holly Common Stock issuable pursuant to options, (d) 118,956 shares of unvested Holly Restricted Stock issued under the equity incentive plans of Holly described in Schedule 3.3 of the Holly Disclosure Letter (the “Holly Stock Plans”) and (e) up to 277,671 shares of Holly Common Stock subject to performance stock units issuable under the Holly Stock Plans. All issued and outstanding shares of Holly Common Stock (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Holly and (iii) were issued in compliance with all applicable charter documents of Holly and all applicable federal and state securities laws, rules and regulations. Except (i) as set forth in this Section 3.3, (ii) for any shares of Holly Common Stock issued pursuant to the exercise of the options or other awards referred to in subsections (c), (d) and (e) above, and (iii) for shares of Holly Common Stock issuable pursuant to the exercise of such options or other awards, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, stockholder rights plans or similar instruments, convertible securities, or other rights, agreements or commitments which obligate Holly or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Holly or any of its Subsidiaries. Holly has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Holly on any matter.

     Section 3.4 SUBSIDIARIES.
     (a) Each of Holly’s Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Holly Material Adverse Effect. Except as described in Section 3.4(b) with respect to the entities listed therein, all of the outstanding shares of capital stock of, or other ownership interests in, each of Holly’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Except with respect to Holly Energy Partners, L.P. (“MLP”) and UNEV Pipeline, LLC (“UNEV”), each of Holly’s Subsidiaries is owned, directly or indirectly, by Holly free and clear of all liens, mortgages, security interests, indentures, deeds of trust, pledges, deposits, restrictions, burdens, liens, licenses, leases, subleases, rights of first refusal, rights of first offer, charges, privileges, easements, rights of way, reservations, options, preferential purchase rights, rights of a vendor under any title retention or conditional sale agreement, or other arrangements substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money (collectively, “Liens”). Each of the Subsidiaries of MLP and UNEV are owned, directly or indirectly, by MLP and UNEV, respectively, free and clear of all Liens. Holly owns, directly or indirectly, (a) 7,290,000 of the common units of MLP and a 2% general partner interest in MLP and (b) 75% of the equity interests of UNEV, in each case free and clear of all Liens. Schedule 3.4 of the Holly Disclosure Letter sets forth for each Subsidiary of Holly, its name and jurisdiction of incorporation or organization.
     (b) The issued and outstanding limited partner interests of MLP consist of the common units and incentive distribution rights. All of MLP’s outstanding equity interests, including common units, incentive distribution rights, limited partner interests and general partner interests (collectively, the “MLP Equity Interests”), have been duly authorized and validly issued in accordance with MLP’s First Amended and Restated Agreement of Limited Partnership dated as of July 13, 2004, as amended (the “Partnership Agreement”), and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”). All of the issued and outstanding partnership interests of HEP Logistics Holdings, L.P. have been duly authorized and validly issued and are fully paid (to the extent required under the partnership agreement of HEP Logistics Holdings, L.P. and the limited partner interests in HEP Logistics Holdings, L.P. are nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the DRULPA). All of the issued and outstanding membership interests of HEP Logistics Services, L.L.C. have been duly authorized and validly issued, are fully paid (to the extent required under the limited liability company agreement of HEP Logistics Services, L.L.C. and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 17-804 of the Delaware Limited Liability Company Act.

     Section 3.5 NO VIOLATION. Neither Holly nor any of its Subsidiaries is, or has received notice that it is or would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Holly or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have, individually or in the aggregate, a Holly Material Adverse Effect. Except as would not have, individually or in the aggregate, a Holly Material Adverse Effect, (i) Holly and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the “Holly Permits”) and (ii) Holly and its Subsidiaries are in compliance with the terms of the Holly Permits. No investigation by any governmental authority with respect to Holly or any of its Subsidiaries is pending or, to the knowledge of Holly, threatened, other than those that would not have, individually or in the aggregate, a Holly Material Adverse Effect.
     Section 3.6 NO CONFLICT.
     (a) Neither the execution and delivery by Holly and Merger Sub of this Agreement nor the consummation by Holly and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of Holly or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon, any of the properties of Holly or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Holly or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Holly Permit, lease, contract, agreement, joint venture or other instrument or obligation to which Holly or any of its Subsidiaries is a party, or by which Holly or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Holly, Merger Sub or any of their Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have or reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect.
     (b) Neither the execution and delivery by Holly and Merger Sub of this Agreement nor the consummation by Holly and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filings provided for in Article 1, (ii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities and “Blue Sky” laws, (iii) filings required by the Federal Energy Regulatory Commission and any state energy regulatory commissions with respect to interstate and intrastate petroleum pipelines, and (iv) filings required by the Federal Communications Commission with respect to microwave transmitter licenses ((i), (ii), (iii) and (iv) collectively, the “Regulatory Filings”), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have or reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect.
     (c) Other than as contemplated by Section 3.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Holly Material Contracts (as hereinafter defined) or for Holly or Merger Sub to consummate the transactions contemplated hereby, except where the failure to receive such consents or other certificates would not have or reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect.
     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in or constitute the satisfaction of a condition to (whether or not there be any additional condition to) any payment from Holly or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Holly or any of its Subsidiaries under any Holly Plan (as defined in Section 3.11) or otherwise; (ii) increase any benefits otherwise payable under any Holly Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
     Section 3.7 SEC DOCUMENTS; FINANCIAL STATEMENTS. Holly has made available (to the extent not available to the public on the SEC’s EDGAR website) to Frontier each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Holly and MLP with the Securities and Exchange Commission (“SEC”) since December 31, 2007, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date of this Agreement (collectively, the “Holly Reports”). Each of Holly and MLP has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Holly Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and the rules and regulations thereunder in all material respects and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such statements were made. Other than MLP, none of the Subsidiaries of Holly is required to make any filings with the SEC. Each of the consolidated balance sheets included in or incorporated by reference into the Holly Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of (a) Holly and its Subsidiaries or (b) MLP and its Subsidiaries, as applicable, in each case as of its date, and each of the consolidated statements of operations, cash flows and stockholders’ or partners’ equity included in or incorporated by reference into the Holly Reports (including any related notes and schedules) fairly presents in all material respects the results of consolidated operations, cash flows or changes in stockholders’ or partners’ equity, as the case may be, of (x) Holly and its Subsidiaries or (y) MLP and its Subsidiaries, as applicable, in each case for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), and in each case in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied during the periods involved, except as may be noted therein, and except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.
     Section 3.8 LITIGATION AND LIABILITIES. There are no actions, suits or proceedings pending against Holly or any of its Subsidiaries or, to Holly’s knowledge, threatened against Holly or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, court, board, bureau, agency or instrumentality, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Holly or any of its Subsidiaries, other than those that would not have, individually or in the aggregate, a Holly Material Adverse Effect. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, of Holly or any of its Subsidiaries, other than those liabilities and obligations (a) that are disclosed in the Holly Reports, (b) that have been incurred in the ordinary course of business since September 30, 2010, (c) related to expenses associated with the transactions contemplated by this Agreement or (d) that would not have or reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect.
     Section 3.9 ABSENCE OF CERTAIN CHANGES. Since September 30, 2010, Holly has conducted its business only in the ordinary and usual course of business, and during such period there has not been (i) any event, condition, action or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect; (ii) through the date of this Agreement, any material change by Holly or any of its Subsidiaries (viewed on a consolidated basis) in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except for changes required by GAAP; (iii) any material damage, destruction, or loss to the business or properties of Holly and its Subsidiaries, taken as a whole, not covered by insurance; (iv) through the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Holly (other than ordinary quarterly dividends of $0.15 per share on Holly Common Stock and MLP’s quarterly cash distributions payable to holders of its common units and to its general partner), or any direct or indirect redemption, purchase or any other acquisition by Holly of any such stock; (v) through the date of this Agreement, any change in the capital stock or in the number of shares or classes of the authorized or outstanding capital stock of Holly (other than as a result of issuances under Holly Stock Plans or exercises of options to purchase shares of Holly Common Stock outstanding or issued as permitted hereunder pursuant to Section 5.1(a)(vi)) or MLP; (vi) through the date of this Agreement, any increase in or establishment by Holly, MLP or any of their Subsidiaries of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business; or (vii) through the date of this Agreement, any event, condition, action or occurrence that is prohibited on or after the date of this Agreement under Section 5.1(a)(viii), (ix), (x), (xii), (xiii), (xv), (xvi), or (xx) of this Agreement.

     Section 3.10 TAXES.
     (a) Each of Holly and its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which Holly or any such Subsidiary is or, since January 1, 2004, was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date of this Agreement) with appropriate governmental authorities all Tax Returns (as defined below) required to be filed by or with respect to it, except to the extent that any failure to file would not have, individually or in the aggregate, a Holly Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with GAAP (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all Taxes (as defined below) required to be paid by it other than those being contested in good faith by Holly or a Subsidiary of Holly and adequately provided for on the financial statements contained in the Holly Reports and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such Taxes would not have, individually or in the aggregate, a Holly Material Adverse Effect.
     (b) Except for matters that would not have, individually or in the aggregate, a Holly Material Adverse Effect, (i) Schedule 3.10(b) of the Holly Disclosure Letter sets forth the last taxable period through which the federal income Tax Returns of Holly and each of its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) or otherwise closed; (ii) all deficiencies asserted as a result of any examinations of Holly and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Holly Reports; (iii) as of the date of this Agreement, neither Holly nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the filing of any Tax Return or the assessment of any Taxes of Holly or any of its Subsidiaries that will be outstanding as of the Effective Time; (iv) neither Holly nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement; (v) there are no Tax liens on any assets of Holly or its Subsidiaries except for (A) Taxes not yet currently due and (B) matters being contested by Holly or its Subsidiaries in good faith for which adequate reserves are reflected in the financial statements contained in the Holly Reports; and (vi) neither Holly nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that could constitute a “parachute payment” within the meaning of Section 280G of the Code.
     (c) Neither Holly nor any of its Subsidiaries has (i) participated, directly or indirectly, in any reportable transaction within the meaning of Treas. Reg. § 1.6011-4(b), or (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code or any “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code.
     (d) Since its inception, (i) MLP has been treated as a partnership for U.S. federal income tax purposes and (ii) MLP has satisfied the gross income requirements of Section 7704(c) of the Code for each taxable year in which it was a publicly traded partnership.

     (e) For purposes of this Agreement, (i) “Tax” or “Taxes” means all federal, state, county, local, foreign or other net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign), and (ii) “Tax Return” means any return, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     Section 3.11 EMPLOYEE BENEFIT PLANS.
     (a) For purposes of this Section 3.11, the term Subsidiaries as applied to Holly shall include any entity, whether or not incorporated, which, with Holly, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code, within the six full calendar years prior to the Closing Date.
     (b) All employee benefit plans, programs, arrangements and agreements, including but not limited to pension, retirement, disability, medical, dental or other health insurance plans; life insurance or other death benefit plans; profit sharing, deferred compensation, stock option, bonus or other incentive plans; vacation benefit plans or policies; severance or redundancy plans; individual employee agreements; and foreign plans not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not described in Section 3(3) of ERISA, whether or not funded, whether written or oral, and whether or not legally enforceable, in whole or in part) (i) to which Holly or any Subsidiary is a party or by which it is bound, (ii) with respect to which Holly or any Subsidiary has made any payments or contributions, or (iii) to which Holly or any Subsidiary may otherwise have any liability, are listed in Schedule 3.11(b) of the Holly Disclosure Letter (the “Holly Plans”).
     (c) All Holly Plans comply in form and have been administered in operation in compliance in all material respects with all applicable requirements of law, excluding any deficiencies that would not have, individually or in the aggregate, a Holly Material Adverse Effect, no event has occurred which will or could cause any such Holly Plan to fail to comply with such requirements, excluding any deficiencies that would not have, individually or in the aggregate, a Holly Material Adverse Effect, and no notice has been issued by any governmental authority questioning or challenging such compliance, and no inquiry or audit has been initiated with respect thereto by any governmental authority.
     (d) All required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, excluding any deficiencies that would not have, individually or in the aggregate, a Holly Material Adverse Effect.
     (e) Any Holly Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified (or an application for qualification is pending before the IRS) under the currently applicable provisions of the Code, and nothing has occurred or is anticipated to occur to cause the loss of such qualified status.
     (f) Holly does not sponsor, maintain, participate in or contribute to, and has not at any time sponsored, maintained, participated in or contributed to (and never has been required to contribute to) any (i) employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) (“Pension Plan”) that is or was subject to minimum funding standards of the Code or ERISA; (ii) “multiemployer plan” as that term is defined in Section 414(f) of the Code or Section 4001(a)(3) of ERISA; (iii) foreign benefit plans; or (iv) voluntary employee benefit associations intended to be exempt from federal income tax under Section 501(c)(9) of the Code.
     (g) (i) Holly has paid all premiums (including any applicable interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation (the “PBGC”) with respect to each Pension Plan for which premiums to the PBGC are required; (ii) no Pension Plan had, as of its most recent actuarial report, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA) or has failed to satisfy the minimum funding standards as described in Section 302 of ERISA or Section 412 of the Code, whether or not waived; (iii) with respect to any Pension Plan, there has been no event or condition that presents a significant risk of plan termination, no notice of intent to terminate such Pension Plan has been given under Section 4041 of ERISA, and no proceeding has been instituted under Section 4042 of ERISA to terminate such Pension Plan; (iv) no liability to the PBGC has been incurred (other than with respect to required premium payments), which liability has not been satisfied; (v) no “reportable event” (as that term is defined in Section 4043 of ERISA and for which the 30-day notice requirement has not been waived) has occurred with respect to any Pension Plan; (vi) each Pension Plan uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are reasonable individually and in the aggregate; and (vii) the fair market value of the assets of each Pension Plan will exceed or equal the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Pension Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.
     (h) The execution of this Agreement or the consummation of the Merger will not give rise to or trigger any change of control, accelerated vesting, severance or other similar provisions in any Holly Plan (either solely as a result thereof or as a result of such transactions in conjunction with any other event).
     (i) Excluding claims for benefits incurred in the ordinary course of the Holly Plan activities, there are no pending or anticipated claims against or otherwise involving any of the Holly Plans and no suit, action or other litigation has been brought against or with respect to any Holly Plan or any fiduciary of any Holly Plan.
     (j) Neither Holly nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under subtitle E of Title IV of ERISA with respect to any “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA.

     (k) None of the assets of any Holly Plan is invested in employer securities (as defined in Section 407(d)(1) of ERISA) or employer real property (as defined in Section 407(d)(2) of ERISA).
     (l) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Holly Plan that would have, individually or in the aggregate, a Holly Material Adverse Effect.
     (m) There have been no acts or omissions by Holly or any of its Subsidiaries which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Holly or any of its Subsidiaries are or may be liable that would result in a Holly Material Adverse Effect.
     (n) Each Holly Plan which constitutes a “group health plan” (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former Affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or Section 601 of ERISA, has been operated in material compliance with applicable law, including continuation coverage requirements of Section 4980B of the Code, Chapter 100 of the Code and Section 601 of ERISA to the extent such requirements are applicable, and each such plan (including any such plan covering retirees or other former employees) may be amended (including, without limitation, to prospectively curtail or discontinue benefits and/or increase participant contribution requirements) or terminated without liability (other than with respect to welfare benefits in the ordinary course) to Holly, its Subsidiaries or successors.
     (o) Neither Holly nor any of its Subsidiaries has any liability or contingent liability for providing, under any Holly Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.
     (p) Obligations under or relating to the Holly Plans are properly reflected in the financial statements of Holly in accordance with GAAP.
     (q) Except with respect to any limitations in any Holly Bargaining Agreements, there has been no act or omission that would impair the ability of Holly or any of its Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Holly Plan to the full extent permitted under applicable law.
     (r) Except as would not reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect, with respect to each Holly Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any Tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of

IRS Notice 2005-1) at any time after October 3, 2004. No Holly Stock Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.
     Section 3.12 LABOR MATTERS.
     (a) Schedule 3.12(a) of the Holly Disclosure Letter lists each of the collective bargaining or other labor union contracts applicable to any employees of Holly or any of its Subsidiaries to which Holly or any of its Subsidiaries is a party or is otherwise subject (the “Holly Bargaining Agreements”). To Holly’s knowledge, Holly and each of its Subsidiaries are in material compliance with the Holly Bargaining Agreements. As of the date of this Agreement, there is no pending or, to Holly’s knowledge, threatened labor dispute, strike, or work stoppage against Holly or any of its Subsidiaries that that would have, individually or in the aggregate, a Holly Material Adverse Effect.
     (b) Holly has provided Frontier with true, complete and correct copies of the Holly Bargaining Agreements, including any amendments thereto. There are no “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(l) of ERISA), or other programs, plans or arrangements, maintained in whole or in part, contributed to, or required to be contributed to, in whole or in part, by Holly or any of its Subsidiaries relating to the employees represented by the Holly Bargaining Agreements other than as disclosed to Frontier.
     (c) To the knowledge of Holly, all employees of Holly and its Subsidiaries are lawfully authorized to work in the United States according to applicable immigration laws. Holly is in compliance in all material respects with all applicable laws relating to the documentation and record keeping of its employees’ work authorization status.
     (d) No employee of Holly or any of its Subsidiaries is subject or a party to any employment, severance, retention, or other contract and each employee of Holly and its Subsidiaries is an employee at will.
     (e) As of the date of this Agreement, and for the two preceding years, there have not been any plant closings, mass layoffs or other terminations of employees of Holly and its Subsidiaries that would create any obligations upon or liabilities for Holly and its Subsidiaries under the Worker Adjustment and Retraining Notification Act or similar laws (“WARN”).
     (f) Holly and its Subsidiaries are, and have been since January 1, 2007, in compliance in all material respects with all applicable laws and regulations regarding labor and employment practices.
     Section 3.13 ENVIRONMENTAL MATTERS.
     (a) As used in this Agreement:
     (i) “Environmental Laws” means any and all applicable laws, statutes, regulations, rules, orders, ordinances, legally enforceable directives, and rules of common law of any governmental entity pertaining to protection of human health (to the extent arising from exposure to Hazardous Materials) or the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the indoor or outdoor environment) in effect at the time of Closing;
     (ii) “Hazardous Materials” means any (1) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (2) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (3) any petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, natural gas, and any components, fractions, or derivatives thereof;
     (iii) “Environmental Permits” means any and all permits, registrations, licenses, consents, exemptions, variances, authorizations, and similar approvals required under Environmental Laws;
     (iv) “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing;
     (v) “Holly Real Properties” means those real properties owned, leased, or otherwise operated by Holly or its Subsidiaries in connection with the performance of any of their respective businesses; and
     (vi) “Offsite Non-Holly Real Properties” means any real properties other than the Holly Real Properties.
     (b) Except as would not have, individually or in the aggregate, a Holly Material Adverse Effect:
     (i) Holly and its Subsidiaries and their respective operations, assets, businesses and Holly Real Properties are in compliance with all Environmental Laws and Environmental Permits;
     (ii) All Environmental Permits required under Environmental Laws for operating Holly’s and its Subsidiaries’ assets, businesses, and Holly Real Properties as they are currently being operated have been obtained and are currently in full force and effect and, to Holly’s knowledge, there are no conditions or circumstances that would limit or preclude it or its Subsidiaries from renewing such Environmental Permits;
     (iii) Holly and its Subsidiaries are not subject to any pending or, to Holly’s knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws and neither Holly nor its Subsidiaries have received written notice of alleged violations or liability under applicable Environmental Laws with respect to their respective operations, assets, businesses or Holly Real Properties;

     (iv) There have been no Releases of Hazardous Materials on, under or from the Holly Real Properties and there are no investigations, remediations, removals or monitorings of Hazardous Materials required under Environmental Laws at such properties;
     (v) Neither Holly nor its Subsidiaries has received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any Offsite Non-Holly Real Properties and, to the knowledge of Holly, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice; and
     (vi) Holly and its Subsidiaries have made available to Frontier complete and correct copies of all material environmental site assessment reports, studies, and correspondence on environmental matters (in each instance relevant to Holly or its Subsidiaries) that are in Holly’s or its Subsidiaries’ possession and relating to their respective operations, assets, businesses or Holly Real Properties.
     Neither Holly nor its Subsidiaries makes any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 3.13.
     Section 3.14 INTELLECTUAL PROPERTY.
     (a) Holly and its Subsidiaries own, or possess all necessary licenses or other valid rights to use, all Intellectual Property used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Holly Material Adverse Effect. Except in the ordinary course of business, neither Holly nor any of its Subsidiaries has granted to any other person any license to use any of the Intellectual Property owned by Holly. “Intellectual Property” means all of the following legal rights, title, or interest in or arising under the laws of any state, country, or international treaty regime, whether or not filed, perfected, registered, or recorded: (a) patents, patent applications, and statutory invention registrations, together with all reissuances, continuations, continuations-in-part, divisionals, extensions, renewals, and re-examinations thereof; (b) trademarks, service marks, trade names, logos, Internet domain names and trade dress, together with the goodwill associated therewith; (c) database rights and rights associated with works of authorship, including copyrights and moral rights; (d) registrations, rights to register and applications for registration of any of the foregoing in (a) — (c); and (e) rights relating to know-how, trade secrets, and confidential information, including customer lists, marketing studies, concepts, methods, techniques, and inventions (whether or not patentable).
     (b) Holly has received no written assertions alleging that either Holly or any of its Subsidiaries has infringed or misappropriated, or is currently infringing or misappropriating, the Intellectual Property of a third party, except where such infringement or misappropriation would not have, individually or in the aggregate, a Holly Material Adverse Effect. To the knowledge of Holly, the conduct of Holly’s and its Subsidiaries’ respective businesses as currently conducted does not infringe, misappropriate, or otherwise conflict in any material respect with any Intellectual Property of a third party. To Holly’s knowledge, no third party is infringing or misappropriating any Intellectual Property of Holly or any of its Subsidiaries in any material respect.
     (c) Holly and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and confidential information owned by Holly and its Subsidiaries or licensed to Holly and its Subsidiaries by third parties, except where the failure to take such measures would not have, individually or in the aggregate, a Holly Material Adverse Effect.
     Section 3.15 TITLE TO PROPERTIES; CONDITION OF ASSETS.
     (a) Except for goods and other property sold, used or otherwise disposed of since September 30, 2010 in the ordinary course of business for fair value, as of the date of this Agreement, Holly and its Subsidiaries have good and indefeasible title to, or hold valid leasehold interests in, or valid rights of way, easements or licenses over, under and across, all their respective properties, interests in properties and assets, real and personal, reflected in Holly’s September 30, 2010 financial statements included in the Holly Reports, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of Holly as of September 30, 2010 included in the Holly Reports; (b) Liens for current taxes, assessments or other governmental charges not yet due and payable; (c) Liens of mechanics, materialmen, workmen and operators arising by operation of law in the ordinary course of business, or by written agreement existing as of the date of this Agreement, for sums not yet due or being contested in good faith by appropriate proceedings; and (d) such imperfections of title, minor encumbrances, easements and Liens that would not have, individually or in the aggregate, a Holly Material Adverse Effect. All leases, subleases and other agreements pursuant to which Holly or any of its Subsidiaries leases, subleases or otherwise acquires or obtains operating rights affecting any real or personal property are valid, binding and enforceable in accordance with their terms, except where the failure to be valid, binding and enforceable would not have, individually or in the aggregate, a Holly Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Holly or any of its Subsidiaries that would have, individually or in the aggregate, a Holly Material Adverse Effect. No consents or other approvals of any lessor, or its lender, are required under any material lease as a result of the consummation of the transactions contemplated by this Agreement, except where the failure to obtain any such consent or approval would not have, individually or in the aggregate, a Holly Material Adverse Effect.
     (b) The tangible assets, including without limitation, refinery improvements, terminal improvements, pipelines and equipment of Holly and its Subsidiaries (i) are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice, (ii) are adequate for the purpose for which they are being used and are capable of being used in the business as presently conducted without present need for replacement or repair, except in the ordinary course of business, (iii) conform in all material respects with all applicable legal requirements, and (iv) in the aggregate provide the capacity to engage in their respective businesses on a continuous basis, subject to routine maintenance.

     Section 3.16 INSURANCE. Holly and its Subsidiaries maintain insurance coverage adequate in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance).
     Section 3.17 NO BROKERS. Holly has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Frontier, Holly or Merger Sub to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Holly has retained Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. to act as its financial advisors in connection with the Merger, copies of the engagement letters for which and the terms of which (including the fees owed by Holly in connection therewith) have been disclosed in writing to Frontier prior to the date of this Agreement.
     Section 3.18 OPINION OF FINANCIAL ADVISORS. The Holly Board has received the opinion of each of Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Holly, it being understood and acknowledged by Frontier that each such opinion has been rendered for the information and assistance of the Holly Board, in its capacity as such, in connection with the Holly Board’s evaluation of the Merger, and is not intended to, and may not, be relied upon by Frontier, its Affiliates or their respective Subsidiaries or any other Person unless otherwise specified therein.
     Section 3.19 CONTRACTS; DEBT INSTRUMENTS.
     (a) Except for documents filed or listed as exhibits to the Holly Reports filed since January 1, 2010 (“Holly Material Contracts”), as of the date of this Agreement, there are no contracts or leases that are material to the business, properties, assets, financial condition or results of operations of Holly and its Subsidiaries taken as a whole. Neither Holly nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Holly Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not have, individually or in the aggregate, a Holly Material Adverse Effect. Each Holly Material Contract is in full force and effect, and is a legal, valid and binding obligation of Holly or one of its Subsidiaries and, to the knowledge of Holly, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity and except where the failure of any Holly Material Contract to be in full force and effect or a legal, valid and binding obligation and enforceable in accordance with its terms would not have, individually or in the aggregate, a Holly Material Adverse Effect. No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by Holly or one of its Subsidiaries or, to the knowledge of Holly, any other party thereto under any Holly Material Contract or result in a right of termination of any Holly Material Contract, except for any condition or event that would not have, individually or in the aggregate, a Holly Material Adverse Effect.

     (b) Set forth in Schedule 3.19(b) of the Holly Disclosure Letter is, as of the date of this Agreement, (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Holly or its Subsidiaries in an aggregate principal amount in excess of $5,000,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement and (iii) the approximate amount of consolidated cash and cash equivalents of Holly and its Subsidiaries as of the date of this Agreement.
     (c) Neither Holly nor any of its Subsidiaries has entered into any contract, and there is no commitment, judgment, injunction, order or decree to which Holly or any of its Subsidiaries is a party or subject to, that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Holly or any of its Subsidiaries (or of Holly or any of its other Subsidiaries after the Merger) or any contract that may be terminable as a result of Frontier’s status as a competitor of any party to such contract, except, in each case, for any prohibition, impairment or termination right that would not have, individually or in the aggregate, a Holly Material Adverse Effect.
     Section 3.20 RECOMMENDATION; VOTE REQUIRED. The Holly Board, at a meeting duly called and held, has by unanimous vote of those directors present, (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Holly and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended to the holders of Holly Common Stock the approval of the issuance of Holly Common Stock constituting the Merger Consideration. The only vote of the holders of any class or series of capital stock of Holly necessary to approve any transaction contemplated by this Agreement (other than those contemplated in Section 5.4(c))is the vote of the holders of Holly Common Stock required by the rules of the NYSE to approve the issuance of the Holly Common Stock constituting the Merger Consideration (the “Holly Requisite Vote”). The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of Holly, as its sole shareholder, (ii) adopted this Agreement and the transactions contemplated hereby, which adoption and approval have not been rescinded or modified and (iii) submitted this Agreement for approval by Holly, as the sole shareholder of Merger Sub.
     Section 3.21 CERTAIN APPROVALS. The Holly Board has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement the restrictions contained in Section 203 of the Delaware General Corporation Law (“DGCL”) and any other “fair price,” “moratorium,” control share acquisition, interested stockholder or other similar antitakeover provision or regulation and any restrictive provision of any antitakeover provision in the certificate of incorporation or bylaws of Holly.
     Section 3.22 CERTAIN CONTRACTS. Neither Holly nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of Holly and its Subsidiaries, taken as a whole, or (to the knowledge of Holly) Frontier and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except, in the case of this clause (ii), for such agreements or obligations that would not have, individually or in the aggregate, a Holly Material Adverse Effect.
     Section 3.23 NO RIGHTS PLAN OR AGREEMENT. Holly has not adopted any so-called “poison pill” rights plan or agreement.
     Section 3.24 INTERNAL CONTROLS.
     (a) Each of the principal executive officer and the principal financial officer of Holly or MLP, as applicable (or each former principal executive officer and each former principal financial officer of Holly or MLP, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Holly Reports, and the statements contained in such certifications are true and accurate as of the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
     (b) Holly maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) in compliance with the Exchange Act.
     (c) Since January 1, 2010, neither Holly’s nor MLP’s, as applicable, outside auditors nor the audit committee of the Holly Board or the Board of Directors of MLP, as applicable, has been advised of (i) any material weaknesses in the design or operation of internal control over financial reporting or (ii) any fraud that involves management or other employees who have a significant role in Holly’s or MLP’s, as applicable, internal control over financial reporting. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in the Statement of Auditing Standards No. 60, as in effect on the date of this Agreement.
     Section 3.25 FOREIGN CORRUPT PRACTICES ACT. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Holly Material Adverse Effect, as of the date of this Agreement:
     (a) In connection with Holly’s and its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, as amended (the “Foreign Corrupt Practices Act”), there have been no voluntary disclosures under the Foreign Corrupt Practices Act.
     (b) No governmental entity has notified Holly or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act.
     (c) Neither Holly nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a governmental entity and relating to Holly’s or its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, and to Holly’s knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records by a governmental entity.
     (d) Neither Holly nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to Holly’s knowledge, investigation,

alleging noncompliance with the Foreign Corrupt Practices Act, nor, to Holly’s knowledge, is there any basis for any such charge, indictment or investigation.
     (e) Neither Holly nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act, nor, to Holly’s knowledge, is there any basis for any such proceeding.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
FRONTIER
     Except as set forth in the disclosure letter delivered to Holly concurrently with the execution hereof (the “Frontier Disclosure Letter”) in accordance with Section 8.18 or as disclosed with reasonable specificity in the Frontier Reports (as defined in Section 4.7), Frontier represents and warrants to Holly and Merger Sub that:
     Section 4.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Frontier is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wyoming. Frontier is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Frontier Material Adverse Effect (as defined in Section 8.9). Frontier has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Frontier’s articles of incorporation and bylaws previously made available to Holly are true and correct and contain all amendments as of the date of this Agreement.
     Section 4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Frontier has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by Frontier of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than the approval of the Merger by Frontier’s shareholders. Assuming the due authorization, execution and delivery of this Agreement by each of Holly and Merger Sub, this Agreement constitutes the valid and legally binding obligation of Frontier, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
     Section 4.3 CAPITALIZATION. The authorized capital stock of Frontier consists of 180,000,000 shares of Frontier Common Stock and 500,000 shares of Frontier’s preferred stock, par value $1.00 per share (“Frontier Preferred Stock”). As of February 18, 2011, there were (a) 105,752,570 shares of Frontier Common Stock issued and outstanding, (b) no shares of Frontier Preferred Stock issued and outstanding, (c) 434,793 shares of Frontier Common Stock issuable pursuant to options granted under the omnibus incentive plan of Frontier described in Schedule 4.3 of the Frontier Disclosure Letter (the “Frontier Stock Plan”), (d) 1,245,381 shares of unvested Frontier Restricted Stock issued under the Frontier Stock Plan and (e) 42,360 shares of Frontier Common Stock subject to Frontier Stock Units issuable under the Frontier Plan. All issued and outstanding shares of Frontier Common Stock (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Frontier and (iii) were issued in compliance with all applicable charter documents of Frontier and all applicable federal and state securities laws, rules and regulations. Except (i) as set forth in this Section 4.3, (ii) for any shares of Frontier Common Stock issued pursuant to the exercise of options or other awards referred to in subsection (c) above, and (iii) for shares of Frontier Common Stock issuable pursuant to the exercise of such options, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, shareholder rights plans or similar instruments, convertible securities, or other rights, agreements or commitments which obligate Frontier or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Frontier or any of its Subsidiaries. Frontier has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Frontier on any matter.
     Section 4.4 SUBSIDIARIES. Each of Frontier’s Subsidiaries is a corporation duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Frontier Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of Frontier’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Frontier free and clear of all Liens. Schedule 4.4 of the Frontier Disclosure Letter sets forth for each Subsidiary of Frontier its name and jurisdiction of incorporation or organization.
     Section 4.5 NO VIOLATION. Neither Frontier nor any of its Subsidiaries is, or has received notice that it is or would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Frontier or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have, individually or in the aggregate, a Frontier Material Adverse Effect. Except as would not have, individually or in the aggregate, a Frontier Material Adverse Effect, (i) Frontier and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the “Frontier Permits”) and (ii) Frontier and its Subsidiaries are in compliance with the terms of the Frontier Permits. No investigation by any governmental authority with respect to Frontier or any of its Subsidiaries is pending or, to the knowledge of Frontier, threatened, other than those that would not have, individually or in the aggregate, a Frontier Material Adverse Effect.

     Section 4.6 NO CONFLICT.
     (a) Neither the execution and delivery by Frontier of this Agreement nor the consummation by Frontier of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of Frontier; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon, any of the properties of Frontier or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Frontier or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Frontier Permit, lease, contract, agreement, joint venture or other instrument or obligation to which Frontier or any of its Subsidiaries is a party, or by which Frontier or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Frontier or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have or reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect.
     (b) Neither the execution and delivery by Frontier of this Agreement nor the consummation by Frontier of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than the Regulatory Filings, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have or reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect.
     (c) Other than as contemplated by Section 4.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Frontier Material Contracts (as hereinafter defined) or for Frontier to consummate the transactions contemplated hereby, except where the failure to receive such consents or other certificates would not have or reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect.
     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in or constitute the satisfaction of a condition to (whether or not there be any additional condition to) any payment from Frontier or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Frontier or any of its Subsidiaries under any Frontier Plan (as defined in Section 4.11) or otherwise; (ii) increase any benefits otherwise payable under any Frontier Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     Section 4.7 SEC DOCUMENTS; FINANCIAL STATEMENTS. Frontier has made available (to the extent not available to the public on the SEC’s EDGAR website) to Holly each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Frontier with the SEC since December 31, 2007, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date of this Agreement (collectively, the “Frontier Reports”). Frontier has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Frontier Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations thereunder in all material respects and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such statements were made. Except for the Subsidiaries of Frontier that guarantee Frontier’s outstanding 8.50% Senior Notes and 6.875% Senior Notes, none of the Subsidiaries of Frontier is required to make any filings with the SEC. Each of the consolidated balance sheets included in or incorporated by reference into the Frontier Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Frontier and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and shareholders’ equity included in or incorporated by reference into the Frontier Reports (including any related notes and schedules) fairly presents in all material respects the results of consolidated operations, cash flows or changes in shareholders’ equity, as the case may be, of Frontier and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), and in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, and except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.
     Section 4.8 LITIGATION AND LIABILITIES. There are no actions, suits or proceedings pending against Frontier or any of its Subsidiaries or, to Frontier’s knowledge, threatened against Frontier or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, court, board, bureau, agency or instrumentality, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Frontier or any of its Subsidiaries, other than those that would not have, individually or in the aggregate, a Frontier Material Adverse Effect. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, of Frontier or any of its Subsidiaries, other than those liabilities and obligations (a) that are disclosed in the Frontier Reports, (b) that have been incurred in the ordinary course of business since September 30, 2010, (c) related to expenses associated with the transactions contemplated by this Agreement or (d) that would not have or reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect.
     Section 4.9 ABSENCE OF CERTAIN CHANGES. Since September 30, 2010, Frontier has conducted its business only in the ordinary and usual course of business and during such period there has not been (i) any event, condition, action or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Frontier Material

Adverse Effect; (ii) through the date of this Agreement, any material change by Frontier or any of its Subsidiaries (viewed on a consolidated basis) in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except for changes required by GAAP; (iii) any material damage, destruction, or loss to the business or properties of Frontier and its Subsidiaries, taken as a whole, not covered by insurance; (iv) through the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Frontier (other than ordinary dividends on the Frontier Common Stock at a rate not greater than $0.06 per share in any quarter and a special dividend on the Frontier Common Stock at a rate not greater than $0.28 per share), or any direct or indirect redemption, purchase or any other acquisition by Frontier of any such stock; (v) through the date of this Agreement, any change in the capital stock or in the number of shares or classes of Frontier’s authorized or outstanding capital stock (other than as a result of issuances under Frontier Stock Plan or exercises of options to purchase shares of Frontier Common Stock outstanding or issued as permitted hereunder pursuant to Section 5.1(b)(vi)); (vi) through the date of this Agreement, any increase in or establishment by Frontier or any of its Subsidiaries of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business; or (vii) through the date of this Agreement, any event, condition, action or occurrence that is prohibited on or after the date of this Agreement under Section 5.1(b)(viii), (ix), (x), (xii), (xiii), (xv), (xvi), or (xx) of this Agreement.
     Section 4.10 TAXES.
     (a) Each of Frontier and its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which Frontier or any such Subsidiary is or, since January 1, 2004, was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date of this Agreement) with appropriate governmental authorities all Tax Returns required to be filed by or with respect to it, except to the extent that any failure to file would not have, individually or in the aggregate, a Frontier Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with GAAP (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all Taxes required to be paid by it other than those being contested in good faith by Frontier or a Subsidiary of Frontier and adequately provided for on the financial statements contained in the Frontier Reports and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such Taxes would not have, individually or in the aggregate, a Frontier Material Adverse Effect.
     (b) Except for matters that would not have, individually or in the aggregate, a Frontier Material Adverse Effect, (i) Schedule 4.10(b) of the Frontier Disclosure Letter sets forth the last taxable period through which the federal income Tax Returns of Frontier and each of its Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) or otherwise closed; (ii) all deficiencies asserted as a result of any examinations of Frontier and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Frontier Reports; (iii) as of the date of this Agreement, neither Frontier nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the filing of any Tax Return or the assessment of any Taxes of Frontier or any of its Subsidiaries that will be outstanding as of the Effective Time; (iv) neither Frontier nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement; (v) there are no Tax liens on any assets of Frontier or its Subsidiaries except for (A) Taxes not yet currently due and (B) matters being contested by Frontier or its Subsidiaries in good faith for which adequate reserves are reflected in the financial statements contained in the Frontier Reports; and (vi) neither Frontier nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that could constitute a “parachute payment” within the meaning of Section 280G of the Code.
     (c) Neither Frontier nor any of its Subsidiaries has (i) participated, directly or indirectly, in any reportable transaction within the meaning of Treas. Reg. § 1.6011-4(b), or (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code or any “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code.
     Section 4.11 EMPLOYEE BENEFIT PLANS.
     (a) For purposes of this Section 4.11, the term Subsidiaries as applied to Frontier shall include any entity, whether or not incorporated, which, with Frontier, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code, within the six full calendar years prior to the Closing Date.
     (b) All employee benefit plans, programs, arrangements and agreements, including but not limited to pension, retirement, disability, medical, dental or other health insurance plans; life insurance or other death benefit plans; profit sharing, deferred compensation, stock option, bonus or other incentive plans; vacation benefit plans or policies; severance or redundancy plans; individual employee agreements; and foreign plans not subject to ERISA (whether or not described in Section 3(3) of ERISA, whether or not funded, whether written or oral, and whether or not legally enforceable, in whole or in part) (i) to which Frontier or any Subsidiary is a party or by which it is bound, (ii) with respect to which Frontier or any Subsidiary has made any payments or contributions, or (iii) to which Frontier or any Subsidiary may otherwise have any liability, are listed in Schedule 4.11(b) of the Frontier Disclosure Letter (the “Frontier Plans”).
     (c) All Frontier Plans comply in form and have been administered in operation in compliance in all material respects with all applicable requirements of law, excluding any deficiencies that would not have, individually or in the aggregate, a Frontier Material Adverse Effect, no event has occurred which will or could cause any such Frontier Plan to fail to comply with such requirements, excluding any deficiencies that would not have, individually or in the aggregate, a Frontier Material Adverse Effect, and no notice has been issued by any governmental authority questioning or challenging such compliance, and no inquiry or audit has been initiated with respect thereto by any governmental authority.
     (d) All required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, excluding any deficiencies that would not have, individually or in the aggregate, a Frontier Material Adverse Effect.
     (e) Any Frontier Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified (or an application for qualification is pending before the IRS) under the currently applicable provisions of the Code, and nothing has occurred or is anticipated to occur to cause the loss of such qualified status.
     (f) Frontier does not sponsor, maintain, participate in or contribute to, and has not at any time sponsored, maintained, participated in or contributed to (and never has been required to contribute to) any (i) “multiemployer plan” as that term is defined in Section 414(f) of the Code or Section 4001(a)(3) of ERISA; (ii) foreign benefit plan; or (iii) voluntary employee benefit association intended to be exempt from federal income tax under Section 501(c)(9) of the Code. Frontier does not sponsor, maintain, participate in or contribute to any Pension Plan that is or was subject to minimum funding standards of the Code or ERISA.
     (g) (i) Frontier has paid all premiums (including any applicable interest, charges and penalties for late payment) due the PBGC with respect to each Pension Plan for which premiums to the PBGC are required; (ii) no Pension Plan had, as of its most recent actuarial report, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA) or has failed to satisfy the minimum funding standards as described in Section 302 of ERISA or Section 412 of the Code, whether or not waived; (iii) with respect to any Pension Plan, there has been no event or condition that presents a significant risk of plan termination, no notice of intent to terminate such Pension Plan has been given under Section 4041 of ERISA, and no proceeding has been instituted under Section 4042 of ERISA to terminate such Pension Plan; (iv) no liability to the PBGC has been incurred (other than with respect to required premium payments), which liability has not been satisfied; (v) no “reportable event” (as that term is defined in Section 4043 of ERISA and for which the 30-day notice requirement has not been waived) has occurred with respect to any Pension Plan; (vi) each Pension Plan uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are reasonable individually and in the aggregate; (vii) the fair market value of the assets of each Pension Plan will exceed or equal the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Pension Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.
     (h) Except as otherwise set forth in this Agreement, the execution of this Agreement or the consummation of the Merger will not give rise to or trigger any change of control, accelerated vesting, severance or other similar provisions in any Frontier Plan (either solely as a result thereof or as a result of such transactions in conjunction with any other event).
     (i) Excluding claims for benefits incurred in the ordinary course of the Frontier Plan activities, there are no pending or anticipated claims against or otherwise involving any of the Frontier Plans and no suit, action or other litigation has been brought against or with respect to any Frontier Plan or any fiduciary of any Frontier Plan.

     (j) Neither Frontier nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under subtitle E of Title IV of ERISA with respect to any “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA.
     (k) None of the assets of any Frontier Plan is invested in employer securities (as defined in Section 407(d)(1) of ERISA) or employer real property (as defined in Section 407(d)(2) of ERISA).
     (l) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Frontier Plan that would have, individually or in the aggregate, a Frontier Material Adverse Effect.
     (m) There have been no acts or omissions by Frontier or any of its Subsidiaries which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Frontier or any of its Subsidiaries are or may be liable that would result in a Frontier Material Adverse Effect.
     (n) Each Frontier Plan which constitutes a “group health plan” (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former Affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or Section 601 of ERISA, has been operated in material compliance with applicable law, including continuation coverage requirements of Section 4980B of the Code, Chapter 100 of the Code and Section 601 of ERISA to the extent such requirements are applicable, and each such plan (including any such plan covering retirees or other former employees) may be amended (including, without limitation, to prospectively curtail or discontinue benefits and/or increase participant contribution requirements) or terminated without liability (other than with respect to welfare benefits in the ordinary course) to Frontier, its Subsidiaries or successors.
     (o) Neither Frontier nor any of its Subsidiaries has any liability or contingent liability for providing, under any Frontier Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.
     (p) Obligations under or relating to the Frontier Plans are properly reflected in the financial statements of Frontier in accordance with GAAP.
     (q) There has been no act or omission that would impair the ability of Frontier, Holly or any of their respective Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Frontier Plan to the full extent permitted under applicable law.
     (r) Except as would not reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect, with respect to each Frontier Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any Tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since

December 31, 2008; and (iii) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Frontier Stock Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.
     Section 4.12 LABOR MATTERS.
     (a) Schedule 4.12(a) of the Frontier Disclosure Letter lists each of the collective bargaining or other labor union contracts applicable to any employee of Frontier or any of its Subsidiaries to which Frontier or any of its Subsidiaries is a party or is otherwise subject (the “Frontier Bargaining Agreements”). To Frontier’s knowledge, Frontier and each of its Subsidiaries are in material compliance with the Frontier Bargaining Agreements. As of the date of this Agreement, there is no pending or, to Frontier’s knowledge, threatened labor dispute, strike, or work stoppage against Frontier or any of its Subsidiaries that that would have, individually or in the aggregate, a Frontier Material Adverse Effect.
     (b) Frontier has provided Holly with true, complete and correct copies of the Frontier Bargaining Agreements, including any amendments thereto. There are no “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(l) of ERISA), or other programs, plans or arrangements, maintained in whole or in part, contributed to, or required to be contributed to, in whole or in part, by Frontier or any of its Subsidiaries relating to the employees represented by the Frontier Bargaining Agreements other than as disclosed to Holly.
     (c) To the knowledge of Frontier, all employees of Frontier and its Subsidiaries are lawfully authorized to work in the United States according to applicable immigration laws. Frontier is in compliance in all material respects with all applicable laws relating to the documentation and record keeping of its employees’ work authorization status.
     (d) No employee of Frontier or any of its Subsidiaries is subject or a party to any employment, severance retention, or other contract, and each employee of Frontier and its Subsidiaries is an employee at will.
     (e) As of the date of this Agreement, and for the two preceding years, there have not been any plant closings, mass layoffs or other terminations of employees of Frontier and its Subsidiaries that would create any obligations upon or liabilities for Frontier and its Subsidiaries under WARN.
     (f) Frontier and its Subsidiaries are, and have been since January 1, 2007, in compliance in all material respects with all applicable laws and regulations regarding labor and employment practices.
     Section 4.13 ENVIRONMENTAL MATTERS.
     (a) As used in this Agreement:

     (i) “Frontier Real Properties” means those real properties owned, leased, or otherwise operated by Frontier or its Subsidiaries in connection with the performance of any of their respective businesses; and
     (ii) “Offsite Non-Frontier Real Properties” means any real properties other than the Frontier Real Properties.
     (b) Except as would not have, individually or in the aggregate, a Frontier Material Adverse Effect:
     (i) Frontier and its Subsidiaries and their respective operations, assets, businesses and Frontier Real Properties are in compliance with all Environmental Laws and Environmental Permits;
     (ii) All Environmental Permits required under Environmental Laws for operating Frontier’s and its Subsidiaries’ assets, businesses, and Frontier Real Properties as they are currently being operated have been obtained and are currently in full force and effect and, to Frontier’s knowledge, there are no conditions or circumstances that would limit or preclude it or its Subsidiaries from renewing such Environmental Permits;
     (iii) Frontier and its Subsidiaries are not subject to any pending or, to Frontier’s knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws and neither Frontier nor its Subsidiaries have received written notice of alleged violations or liability under applicable Environmental Laws with respect to their respective operations, assets, businesses, or Frontier Real Properties;
     (iv) There have been no Releases of Hazardous Materials on, under or from the Frontier Real Properties and there are no investigations, remediations, removals or monitorings of Hazardous Materials required under Environmental Laws at such properties;
     (v) Neither Frontier nor its Subsidiaries has received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any Offsite Non-Frontier Real Properties and, to the knowledge of Frontier, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice; and
     (vi) Frontier and its Subsidiaries have made available to Holly complete and correct copies of all material environmental site assessment reports, studies, and correspondence on environmental matters (in each instance relevant to Frontier or its Subsidiaries) that are in Frontier’s or its Subsidiaries’ possession and relating to their respective operations, assets, businesses or Frontier Real Properties.
     Neither Frontier nor its Subsidiaries makes any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4.13.

     Section 4.14 INTELLECTUAL PROPERTY.
     (a) Frontier and its Subsidiaries own, or possess all necessary licenses or other valid rights to use, all Intellectual Property used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Frontier Material Adverse Effect. Except in the ordinary course of business, neither Frontier nor any of its Subsidiaries has granted to any other person any license to use any of the Intellectual Property owned by Frontier.
     (b) Frontier has received no written assertions alleging that Frontier or its Subsidiaries has infringed or misappropriated, or is currently infringing or misappropriating, the Intellectual Property of a third party, except where such infringement or misappropriation would not have, individually or in the aggregate, a Frontier Material Adverse Effect. To the knowledge of Frontier, the conduct of Frontier’s and its Subsidiaries’ respective businesses as currently conducted does not infringe, misappropriate, or otherwise conflict in any material respect with any Intellectual Property of a third party. To Frontier’s knowledge, no third party is infringing or misappropriating any Intellectual Property of Frontier or any of its Subsidiaries in any material respect.
     (c) Frontier and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and confidential information owned by Frontier and its Subsidiaries or licensed to Frontier and its Subsidiaries by third parties, except where the failure to take such measures would not have, individually or in the aggregate, a Frontier Material Adverse Effect.
     Section 4.15 TITLE TO PROPERTIES; CONDITION OF ASSETS.
     (a) Except for goods and other property sold, used or otherwise disposed of since September 30, 2010 in the ordinary course of business for fair value, as of the date of this Agreement, Frontier and its Subsidiaries have good and indefeasible title to, or hold valid leasehold interests in, or valid rights of way, easements or licenses over, under and across, all their respective properties, interests in properties and assets, real and personal, reflected in Frontier’s September 30, 2010 financial statements included in the Frontier Reports, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of Frontier as of September 30, 2010 included in the Frontier Reports; (b) Liens for current taxes, assessments or other governmental charges not yet due and payable; (c) Liens of mechanics, materialmen, workmen and operators arising by operation of law in the ordinary course of business, or by written agreement existing as of the date of this Agreement, for sums not yet due or being contested in good faith by appropriate proceedings; and (d) such imperfections of title, minor encumbrances, easements and Liens that would not have, individually or in the aggregate, a Frontier Material Adverse Effect. All leases, subleases and other agreements pursuant to which Frontier or any of its Subsidiaries leases, subleases or otherwise acquires or obtains operating rights affecting any real or personal property are valid, binding and enforceable in accordance with their terms, except where the failure to be valid, binding and enforceable would not have, individually or in the aggregate, a Frontier Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Frontier or any of its Subsidiaries that would have, individually or in the aggregate, a Frontier Material Adverse Effect. No consents or other approvals of any lessor, or its lender, are required under any material lease as a result of the consummation of the transactions contemplated by this Agreement, except where the failure to obtain any such consent or approval would not have, individually or in the aggregate, a Frontier Material Adverse Effect.
     (b) The tangible assets, including without limitation, refinery improvements, terminal improvements, pipelines and equipment of Frontier and its Subsidiaries (i) are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice, (ii) are adequate for the purpose for which they are being used and are capable of being used in the business as presently conducted without present need for replacement or repair, except in the ordinary course of business, (iii) conform in all material respects with all applicable legal requirements, and (iv) in the aggregate provide the capacity to engage in their respective businesses on a continuous basis, subject to routine maintenance.
     Section 4.16 INSURANCE. Frontier and its Subsidiaries maintain insurance coverage adequate in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance).
     Section 4.17 NO BROKERS. Frontier has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Holly, Frontier or Merger Sub to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Frontier has retained Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. to act as its financial advisors in connection with the Merger, copies of the engagement letters for which and the terms of which (including the fees owed by Frontier in connection therewith) have been disclosed in writing to Holly prior to the date of this Agreement.
     Section 4.18 OPINION OF FINANCIAL ADVISORS. The Frontier Board has received the opinion of each of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Frontier Common Stock; it being understood and acknowledged by Holly and Merger Sub that such opinion has been rendered for the information of the Frontier Board (in its capacity as such) in connection with the Frontier Board’s consideration of the Merger, and is not intended to, and may not, be relied upon by Holly or any of its Affiliates.
     Section 4.19 CONTRACTS; DEBT INSTRUMENTS.
     (a) Except for documents filed or listed as exhibits to the Frontier Reports filed since January 1, 2010 (“Frontier Material Contracts”), as of the date of this Agreement, there are no contracts or leases that are material to the business, properties, assets, financial condition or results of operations of Frontier and its Subsidiaries taken as a whole. Neither Frontier nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Frontier Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not have, individually or in the aggregate, a Frontier Material Adverse Effect. Each Frontier Material Contract is in full force and effect, and is a legal, valid and binding obligation of Frontier or one of its Subsidiaries and, to the knowledge of Frontier, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity and except where the failure of any Frontier Material Contract to be in full force and effect or a legal, valid and binding obligation and enforceable in accordance with its terms would not have, individually or in the aggregate, a Frontier Material Adverse Effect. No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by Frontier or one of its Subsidiaries or, to the knowledge of Frontier, any other party thereto under any Frontier Material Contract or result in a right of termination of any Frontier Material Contract, except for any condition or event that would not have, individually or in the aggregate, a Frontier Material Adverse Effect.
     (b) Set forth in Schedule 4.19(b) of the Frontier Disclosure Letter is, as of the date of this Agreement, (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Frontier or its Subsidiaries in an aggregate principal amount in excess of $5,000,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement and (iii) the approximate amount of consolidated cash and cash equivalents of Frontier and its Subsidiaries as of the date of this Agreement.
     (c) Neither Frontier nor any of its Subsidiaries has entered into any contract, and there is no commitment, judgment, injunction, order or decree to which Frontier or any of its Subsidiaries is a party or subject to, that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Frontier or any of its Subsidiaries (or of Holly or any of its other Subsidiaries after the Merger) or any contract that may be terminable as a result of Holly’s status as a competitor of any party to such contract, except, in each case, for any prohibition, impairment or termination right that would not have, individually or in the aggregate, a Frontier Material Adverse Effect.
     Section 4.20 RECOMMENDATION; VOTE REQUIRED. The Frontier Board, at a meeting duly called and held, has by unanimous vote of those directors present, (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of Frontier’s shareholders, (ii) adopted this Agreement and the transactions contemplated hereby and (iii) recommended that this Agreement be approved by the holders of Frontier Common Stock. The votes cast by holders of shares of Frontier Common Stock represented at a shareholders’ meeting at which a quorum exists favoring approval of this Agreement in excess of the votes cast in opposition to approval of this Agreement is the only vote of the holders of any class or series of Frontier capital stock necessary to approve this Agreement and the Merger (the “Frontier Requisite Vote”).
     Section 4.21 CERTAIN APPROVALS. The Frontier Board has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement the restrictions contained in the Wyoming Management Stability Act and any other “fair price,” “moratorium,” control share acquisition, interested shareholder or other similar antitakeover provision or regulation and any restrictive provision of any antitakeover provision in the articles of incorporation or bylaws of Frontier.
     Section 4.22 CERTAIN CONTRACTS. Neither Frontier nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of Frontier and its Subsidiaries, taken as a whole, or (to the knowledge of Frontier) Holly and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except, in the case of this clause (ii), for such agreements or obligations that would not have, individually or in the aggregate, a Frontier Material Adverse Effect.
     Section 4.23 NO RIGHTS PLAN OR AGREEMENT. Frontier has not adopted any so-called “poison pill” rights plan or agreement.
     Section 4.24 INTERNAL CONTROLS.
     (a) Each of the principal executive officer and the principal financial officer of Frontier (or each former principal executive officer and each former principal financial officer of Frontier) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Frontier Reports, and the statements contained in such certifications are true and accurate as of the date such certifications were made.
     (b) Frontier maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) in compliance with the Exchange Act.
     (c) Since January 1, 2010, neither Frontier’s outside auditors nor the audit committee of the Frontier Board has been advised of (i) any material weaknesses in the design or operation of internal control over financial reporting or (ii) any fraud that involves management or other employees who have a significant role in Frontier’s internal control over financial reporting.
     Section 4.25 FOREIGN CORRUPT PRACTICES ACT. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Frontier Material Adverse Effect, as of the date of this Agreement:
     (a) In connection with Frontier’s and its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, there have been no voluntary disclosures under the Foreign Corrupt Practices Act.
     (b) No governmental entity has notified Frontier or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act.
     (c) Neither Frontier nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a governmental entity and relating to Frontier’s or its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, and to Frontier’s knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records by a governmental entity.
     (d) Neither Frontier nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to Frontier’s knowledge, investigation, alleging noncompliance with the Foreign Corrupt Practices Act, nor, to Frontier’s knowledge, is there any basis for any such charge, indictment or investigation.
     (e) Neither Frontier nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act, nor, to Frontier’s knowledge, is there any basis for any such proceeding.
ARTICLE 5
COVENANTS
     Section 5.1 CONDUCT OF BUSINESS.
     (a) Prior to the Effective Time, except as set forth in the Holly Disclosure Letter or as expressly contemplated by this Agreement, including Section 5.12, or as consented to in advance in writing by Frontier, which consent shall not be unreasonably withheld or delayed, Holly:
     (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;
     (ii) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;
     (iii) shall not amend its certificate of incorporation or bylaws;
     (iv) shall promptly notify Frontier of any material adverse change in its financial condition or business or any termination, cancellation, repudiation or material breach of any Holly Material Contract (or communications expressly indicating the same may be contemplated), or the institution of any material litigation or material governmental complaints, investigations or hearings (or communications in writing indicating the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;
     (v) shall promptly make available (in paper form or via the Internet), to the extent not available on the SEC’s EDGAR website, to Frontier true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

     (vi) shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of this Agreement and disclosed in the Holly Disclosure Letter, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire any shares of its capital stock except pursuant to contractual commitments existing on the date of this Agreement and disclosed in the Holly Disclosure Letter; (C) increase any compensation or benefits of any officer, director, employee or agent of Holly or any of its Subsidiaries or enter into or amend any employment agreement or severance agreement with any of its present or future officers, directors or employees; or (D) except as contemplated by Section 5.4(b) and Section 5.12, adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect;
     (vii) shall not, and, in the case of clause (B) below, shall not permit any of its Subsidiaries to (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than Holly’s ordinary quarterly dividends payable with respect to the shares of Holly Common Stock of $0.15 per share and MLP’s quarterly cash distributions payable to holders of its common units and to its general partner), or (B) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action other than as contemplated in this Agreement;
     (viii) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) for an amount in excess of $10,000,000, individually or in the aggregate, except in the ordinary course of business and for fair value;
     (ix) shall not, and shall not permit any of its Subsidiaries to, except for amounts that in the aggregate do not exceed $10,000,000, authorize, propose, agree to, enter into or consummate any acquisition of equity interests in or assets of any Person whether by purchase of equity interests, purchase of assets, merger, consolidation or other business combination, or in any other manner; provided, however, that this clause (ix) shall not apply to MLP and its Subsidiaries except to the extent that any such action would either (A) not satisfy the accretion test specified in Section 5.6(b) of the Partnership Agreement, or (B) would result in a Total Leverage Ratio (as defined in the MLP Credit Agreement) of more than 4.0 to 1.0;
     (x) shall not, except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;
     (xi) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

     (xii) shall not, and shall not permit any of its Subsidiaries to, except where it would not have, individually or in the aggregate, a Holly Material Adverse Effect, (A) make or rescind any express or deemed election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (C) change in any respect any of its methods of reporting any item for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;
     (xiii) shall not, nor shall it permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except under credit lines in existence as of the date of this Agreement and disclosed in Schedule 5.1(a)(xiii) of the Holly Disclosure Letter or disclosed with reasonable specificity in the Holly Reports) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into or materially extend or amend any material lease (whether such lease is an operating or capital lease) or create or materially extend any material mortgages, liens, security interests or other encumbrances on the property of Holly or any of its Subsidiaries in connection with any indebtedness thereof or (C) make or commit to make aggregate capital expenditures in excess of those set forth in Schedule 5.1(a)(xiii) of the Holly Disclosure Letter; provided, however, that clause (A) above shall not restrict MLP and its Subsidiaries from incurring indebtedness or issuing or selling any debt securities in order to finance any action permitted by MLP under clause (ix) above to the extent that any such action would not result in a Total Leverage Ratio (as defined in the MLP Credit Agreement) of more than 4.0 to 1.0;
     (xiv) subject to Section 5.4(b), shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Merger;
     (xv) unless in the good faith opinion of the Holly Board after consultation with its outside legal counsel complying with the following provisions would be inconsistent with the fiduciary duties of the Holly Board and only then if taking such actions would not violate any of the other terms of this Agreement, shall not, and shall not permit any of its Subsidiaries to, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

     (xvi) shall not enter into or amend any agreement with any holder of Holly capital stock with respect to holding, voting or disposing of shares of Holly Common Stock;
     (xvii) shall not by resolution of the Holly Board or any committee thereof cause the acceleration of rights, benefits or payments under any Holly Plans;
     (xviii) other than in the ordinary course of business consistent with past practice, enter into, amend or terminate any hedge contracts;
     (xix) shall not split, combine, subdivide or reclassify its outstanding shares of capital stock;
     (xx) shall not purchase any Frontier Common Stock or any other debt, equity or other securities of Frontier;
     (xxi) shall not, and shall not permit any of its Subsidiaries to, (A) do business in any country in which Holly or any of its Subsidiaries is not doing business as of the date of this Agreement or (B) enter into any joint venture, partnership or other joint business venture with any person;
     (xxii) shall not settle any material claim, action or proceeding, except settlements that do not, individually or in the aggregate, require the payment by Holly and its Subsidiaries of an amount in excess of $10,000,000;
     (xxiii) shall not sell, transfer, assign, exchange, pledge or otherwise dispose of any MLP Equity Interests owned by Holly or any of its Subsidiaries; and
     (xxiv) shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions;
provided, however, that nothing contained in Section 5.1(a)(xiii)(B) or (C) shall apply to the MLP Entities.
     (b) Prior to the Effective Time, except as set forth in the Frontier Disclosure Letter or as expressly contemplated by this Agreement, including Section 5.12, or as consented to in advance in writing by Holly, which consent shall not be unreasonably withheld or delayed, Frontier:
     (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;
     (ii) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

     (iii) shall not amend its articles of incorporation or bylaws;
     (iv) shall promptly notify Holly of any material adverse change in its financial condition or business or any termination, cancellation, repudiation or material breach of any Frontier Material Contract (or communications expressly indicating the same may be contemplated), or the institution of any material litigation or material governmental complaints, investigations or hearings (or communications in writing indicating the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;
     (v) shall promptly make available (in paper form or via the Internet), to the extent not available on the SEC’s EDGAR website, to Holly true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;
     (vi) shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of this Agreement and disclosed in the Frontier Disclosure Letter, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire any shares of its capital stock except pursuant to contractual commitments existing on the date of this Agreement and disclosed in the Frontier Disclosure Letter; (C) increase any compensation or benefits of any officer, director, employee or agent of Frontier or any of its Subsidiaries or enter into or amend any employment agreement or severance agreement with any of its present or future officers, directors or employees; or (D) except as contemplated by Section 2.3 and Section 5.12, adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect;
     (vii) shall not, and, in the case of clause (B) below, shall not permit any of its Subsidiaries to (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than ordinary dividends on the Frontier Common Stock at a rate not greater than $0.06 per share in any quarter and a special dividend on the Frontier Common Stock at a rate not greater than $0.28 per share) or (B) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action other than as contemplated in this Agreement and the Frontier Stock Plan and related award agreements relating to the cashless exercise of equity awards;
     (viii) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) for an amount in excess of $10,000,000, individually or in the aggregate, except in the ordinary course of business and for fair value;

     (ix) shall not, and shall not permit any of its Subsidiaries to, except for amounts that in the aggregate do not exceed $10,000,000, authorize, propose, agree to, enter into or consummate any acquisition of equity interests in or assets of any Person whether by purchase of equity interests, purchase of assets, merger, consolidation or other business combination, or in any other manner;
     (x) shall not, except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;
     (xi) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;
     (xii) shall not, and shall not permit any of its Subsidiaries to, except where it would not have, individually or in the aggregate, a Frontier Material Adverse Effect, (A) make or rescind any express or deemed election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (C) change in any respect any of its methods of reporting any item for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;
     (xiii) shall not, nor shall it permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except under credit lines in existence as of the date of this Agreement and disclosed in Schedule 5.1(b)(xiii) of the Frontier Disclosure Letter or disclosed with reasonable specificity in the Frontier Reports) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into or materially extend or amend any material lease (whether such lease is an operating or capital lease) or create or materially extend any material mortgages, liens, security interests or other encumbrances on the property of Frontier or any of its Subsidiaries in connection with any indebtedness thereof or (C) make or commit to make aggregate capital expenditures in excess of those set forth in Schedule 5.1(b)(xiii) of the Frontier Disclosure Letter;
     (xiv) subject to Section 5.4(b), shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Merger;
     (xv) unless in the good faith opinion of the Frontier Board after consultation with its outside legal counsel complying with the following provisions would be inconsistent with the fiduciary duties of the Frontier Board and only then if taking such actions would not violate any of the other terms of this Agreement, shall not, and shall not permit any of its Subsidiaries to, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;
     (xvi) shall not enter into or amend any agreement with any holder of Frontier capital stock with respect to holding, voting or disposing of shares of Frontier Common Stock;
     (xvii) except as permitted under this Agreement, shall not by resolution of the Frontier Board or any committee thereof cause the acceleration of rights, benefits or payments under any Frontier Plans;
     (xviii) other than in the ordinary course of business consistent with past practice, enter into, amend or terminate any hedge contracts;
     (xix) shall not split, combine, subdivide or reclassify its outstanding shares of capital stock;
     (xx) shall not purchase any Holly Common Stock or any other debt, equity or other securities of Holly;
     (xxi) shall not, and shall not permit any of its Subsidiaries to, (A) do business in any country in which Frontier or any of its Subsidiaries is not doing business as of the date of this Agreement or (B) enter into any joint venture, partnership or other joint business venture with any person;
     (xxii) shall not settle any material claim, action or proceeding, except settlements that do not, individually or in the aggregate, require the payment by Frontier and its Subsidiaries of an amount in excess of $10,000,000; and
     (xxiii) shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.
     Section 5.2 NO SOLICITATION BY HOLLY.
     (a) Holly agrees that it and its Subsidiaries: (i) will not, and Holly will cause each of its or its Subsidiaries’ officers and directors not to, and will use its reasonable best efforts to cause each Controlled Affiliate and any of Holly’s or its Subsidiaries’ or its Controlled Affiliate’s employees, agents and representatives, including any investment banker, attorney and accountant retained or consulted by Holly or any of its Subsidiaries, not to, and on becoming aware of it will use its best efforts to stop any such Person from continuing to, directly or indirectly, (A) solicit, initiate, or knowingly induce, encourage or facilitate (including by way of furnishing information) any inquiry, proposal or offer (whether or not in writing) (including any proposal or offer to its stockholders) or take any other action designed to facilitate any inquiries or proposals regarding, with respect to, or that would be reasonably expected to lead to, (1) a transaction, including any share issuance, tender offer, exchange offer or share exchange, pursuant to which any third Person (or group) (other than Frontier or its Affiliates), directly or indirectly, acquires, would acquire or has the right to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 10% or more of the outstanding shares of Holly Common Stock, 10% or more of the outstanding voting power of Holly (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or other securities representing 10% or more of the voting power), any of the MLP Equity Interests owned by Holly or any of its Subsidiaries, whether from Holly, MLP or any of their Subsidiaries, as applicable, or pursuant to a tender offer or exchange offer or otherwise; (2) a merger, consolidation, share exchange, business combination or transaction pursuant to which any third Person or group of Persons (other than Frontier and its Affiliates) party thereto, or the stockholders of such third Person or Persons, beneficially owns or would beneficially own 10% or more of the outstanding shares of Holly Common Stock or the outstanding voting power of Holly or any of its Subsidiaries, any of the MLP Equity Interests owned by Holly or any of its Subsidiaries, or, if applicable, any surviving entity or the parent entity resulting from any such transaction immediately upon consummation thereof; (3) any transaction pursuant to which any third Person or group of Persons (other than Frontier and its Affiliates) directly or indirectly (including, without limitation, by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale, lease, contribution or other disposition) acquires or would acquire control of assets (including for this purpose the equity securities of or other ownership interests in the Subsidiaries of Holly, or the MLP Equity Interests owned by Holly or its Subsidiaries) of Holly or any of its Subsidiaries representing 10% or more of the consolidated revenues, net income or EBITDA for the last 12 full calendar months or the fair market value of all of the assets of Holly and its Subsidiaries, taken as a whole, immediately prior to such transaction; (4) a recapitalization of Holly or any of its Subsidiaries or any transaction similar to a transaction referred to in clause (2) above involving Holly or any of its Subsidiaries pursuant to which any third Person or group of Persons (other than Frontier and its Affiliates) or the stockholders of such third Person(s), beneficially owns or would beneficially own 10% or more of the outstanding shares of Holly Common Stock or the outstanding voting power of Holly or its Subsidiaries (including, without limitation, with respect to MLP, 10% or more of the limited partner interests of MLP, any of the incentive distribution rights of MLP and/or any of the general partner interests of MLP) or, if applicable, the parent entity resulting from any such transaction immediately upon the consummation thereof; (5) the sale or transfer, directly or indirectly, by Holly or any of its Subsidiaries, of any equity interests in MLP or HEP Logistics Holdings, L.P. owned by Holly or any of its Subsidiaries; or (6) any combination of the foregoing (in each case, other than the Merger) (any such proposal, offer or transaction being hereinafter referred to as a “Holly Acquisition Proposal”), (B) participate or engage in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Holly Acquisition Proposal) in connection with, or take any other action to knowingly facilitate or to make effective, implement or consummate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Holly Acquisition Proposal, or (C) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement or arrangement (oral or written) regarding, or that is intended to result in, or would reasonably be expected to lead to, any Holly Acquisition Proposal; and (ii) will immediately, upon becoming aware of any such discussions, inquiries or negotiations, cease and cause to be terminated any existing discussions, inquiries or negotiations with any Person conducted heretofore with respect to any Holly Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a Holly Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished with respect thereto and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives; provided, however, that nothing contained in this Agreement shall prevent Holly or the Holly Board from (1) complying with Rule 14e-2 or 14d-9 promulgated under the Exchange Act with regard to a Holly Acquisition Proposal, (2) making any disclosure to the holders of shares of Holly Common Stock that the Holly Board, after consultation with outside legal counsel, is required to make under applicable law or the rules of the NYSE, provided that in any event the Holly Board shall not make an Adverse Recommendation Change except in accordance with Section 5.4(b), or (3) at any time prior to obtaining the Holly Stockholder Approval, providing information (pursuant to a confidentiality agreement containing terms that are determined in good faith by Holly to be substantially similar to, and not more favorable to such Person in the aggregate than, those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such Person or have the effect of prohibiting Holly from complying with its obligations under this Agreement)) to, or engaging in any negotiations or discussions with, any Person or group who has made an unsolicited bona fide written Holly Acquisition Proposal that did not otherwise result from a breach of this Section 5.2 if, with respect to the actions set forth in this clause (3), (x) in the good faith judgment of the Holly Board, after consultation with outside legal counsel and financial advisors, and after taking into account all legal, financial, regulatory and other aspects of the Holly Acquisition Proposal, the likelihood of consummation (including, without limitation, legal and regulatory considerations and any conditions to, and expected timing risks of, completion) and any changes to the terms of the Merger proposed by Frontier in response to such proposal, such Holly Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of the shares of Holly Common Stock from a financial point of view than the Merger (a “Holly Superior Proposal”) and (y) the Holly Board, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with the fiduciary obligations of the Holly Board under applicable law. Whenever the term “group” is used in this Agreement, it is used as defined in Rule 13d-3 under the Exchange Act.
     (b) Holly agrees that it will notify Frontier promptly (and in any event within 24 hours) if any proposal or offer relating to or constituting a Holly Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Holly or any of its officers, directors, employees, agents or representatives. Such notice to Frontier shall be made orally and in writing and shall (i) indicate the identity of the Person or group making such request or inquiry or engaging in such negotiations or discussions and (ii) include a copy of the written Holly Acquisition Proposal or, if not in writing, a written summary in reasonable detail of the material terms and conditions of the Holly Acquisition Proposal or the request or inquiry. Thereafter, Holly shall keep Frontier fully informed on a prompt basis (and in any event within 24 hours) of any material changes, additions or adjustments to the terms or conditions of any such proposal or offer. Not less than forty-eight (48) hours prior to taking any action referred to in clause (3) of the proviso of Section

5.2(a)(ii), if Holly intends to participate in any such discussions or negotiations or provide any such information to any such third party, Holly shall give notice to Frontier including the identity of the relevant person or group and provide to Frontier all of the information required by this Section 5.2. Holly will not enter into any agreement on or after the date of this Agreement that would prevent Holly from providing any information, and in the manner and within the time, required by this Section 5.2(b) to Frontier.
     (c) Except in compliance with Section 5.4, nothing in this Section 5.2 shall permit Holly to enter into any agreement with respect to a Holly Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, Holly shall not enter into any agreement with any Person that provides for, or in any way facilitates, a Holly Acquisition Proposal, other than (i) a confidentiality agreement containing terms that are determined in good faith by Holly to be substantially similar to and not more favorable to such Person in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such Person or having the effect of prohibiting Holly from complying with its obligations under this Section 5.2) and/or (ii) a standstill agreement that is in reasonably customary form and that does not contain terms that have the effect of prohibiting Holly from complying with its obligations under this Section 5.2.
     Section 5.3 NO SOLICITATION BY FRONTIER.
     (a) Frontier agrees that it and its Subsidiaries: (i) will not, and Frontier will cause each of its or its Subsidiaries’ officers and directors not to, and will use its reasonable best efforts to cause each Controlled Affiliate and any of Frontier’s or its Subsidiaries’ or its Controlled Affiliate’s employees, agents and representatives, including any investment banker, attorney and accountant retained or consulted by Frontier or any of its Subsidiaries, not to, and on becoming aware of it will use its best efforts to stop any such Person from continuing to, directly or indirectly, (A) solicit, initiate, or knowingly induce, encourage or facilitate (including by way of furnishing information) any inquiry, proposal or offer (whether or not in writing) (including any proposal or offer to its shareholders) or take any other action designed to facilitate any inquiries or proposals regarding, with respect to, or that would be reasonably expected to lead to, (1) a transaction, including any share issuance, tender offer, exchange offer or share exchange, pursuant to which any third Person (or group) (other than Holly or its Affiliates), directly or indirectly, acquires, would acquire or has the right to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 10% or more of the outstanding shares of Frontier Common Stock or 10% or more of the outstanding voting power of Frontier (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or other securities representing 10% or more of the voting power), whether from Frontier or any of its Subsidiaries, as applicable, or pursuant to a tender offer or exchange offer or otherwise; (2) a merger, consolidation, share exchange, business combination or transaction pursuant to which any third Person or group of Persons (other than Holly and its Affiliates) party thereto, or the stockholders of such third Person or Persons, beneficially owns or would beneficially own 10% or more of the outstanding shares of Frontier Common Stock or the outstanding voting power of Frontier or any of its Subsidiaries, or, if applicable, any surviving entity or the parent entity resulting from any such transaction immediately upon consummation thereof; (3) any transaction pursuant to which any third Person or group of Persons (other than Holly and its Affiliates)

directly or indirectly (including, without limitation, by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale, lease, contribution or other disposition) acquires or would acquire control of assets (including for this purpose the equity securities of, or other ownership interests in, the Subsidiaries of Frontier) of Frontier or any of its Subsidiaries representing 10% or more of the consolidated revenues, net income or EBITDA for the last 12 full calendar months or the fair market value of all of the assets of Frontier and its Subsidiaries, taken as a whole, immediately prior to such transaction; (4) a recapitalization of Frontier or any of its Subsidiaries or any transaction similar to a transaction referred to in clause (2) above involving Frontier or any of its Subsidiaries pursuant to which any third Person or group of Persons (other than Holly and its Affiliates) or the stockholders of such third Person(s), beneficially owns or would beneficially own 10% or more of the outstanding shares of Frontier Common Stock or the outstanding voting power of Frontier or its Subsidiaries or, if applicable, the parent entity resulting from any such transaction immediately upon the consummation thereof; or (5) any combination of the foregoing (in each case, other than the Merger) (any such proposal, offer or transaction being hereinafter referred to as a “Frontier Acquisition Proposal”), (B) participate or engage in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Frontier Acquisition Proposal) in connection with, or take any other action to knowingly facilitate or to make effective, implement or consummate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Frontier Acquisition Proposal, or (C) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement or arrangement (oral or written) regarding, or that is intended to result in, or would reasonably be expected to lead to, any Frontier Acquisition Proposal; and (ii) will immediately, upon becoming aware of any such discussions, inquiries or negotiations, cease and cause to be terminated any existing discussions, inquiries or negotiations with any Person conducted heretofore with respect to any Frontier Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a Frontier Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished with respect thereto and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives; provided, however, that nothing contained in this Agreement shall prevent Frontier or the Frontier Board from (1) complying with Rule 14e-2 or 14d-9 promulgated under the Exchange Act with regard to a Frontier Acquisition Proposal, (2) making any disclosure to the holders of shares of Frontier Common Stock that the Frontier Board, after consultation with outside legal counsel, is required to make under applicable law or the rules of the NYSE, provided that in any event the Frontier Board shall not make an Adverse Recommendation Change except in accordance with Section 5.4(b) or (3) at any time prior to obtaining the Frontier Stockholder Approval, providing information (pursuant to a confidentiality agreement containing terms that are determined in good faith by Frontier to be substantially similar to, and not more favorable to such Person in the aggregate than, those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such Person or have the effect of prohibiting Frontier from complying with its obligations under this Agreement)) to, or engaging in any negotiations or discussions with, any Person or group who has made an unsolicited bona fide written Frontier Acquisition Proposal that did not otherwise result from a breach of this Section 5.3 if, with respect to the actions set forth in this clause (3), (x) in the good faith judgment of the Frontier Board, after consultation with outside legal counsel and financial advisors, and after taking into account all legal, financial, regulatory and other aspects of the Frontier Acquisition Proposal, the likelihood of consummation (including, without limitation, legal and regulatory considerations and any conditions to, and expected timing risks of, completion), and any changes to the terms of the Merger proposed by Holly in response to such proposal, such Frontier Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of the shares of Frontier Common Stock from a financial point of view than the Merger (a “Frontier Superior Proposal”) and (y) the Frontier Board, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with the fiduciary obligations of the Frontier Board under applicable law.
     (b) Frontier agrees that it will notify Holly promptly (and in any event within 24 hours) if any proposal or offer relating to or constituting a Frontier Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Frontier or any of its officers, directors, employees, agents or representatives. Such notice to Holly shall be made orally and in writing and shall (i) indicate the identity of the Person or group making such request or inquiry or engaging in such negotiations or discussions and (ii) include a copy of the written Frontier Acquisition Proposal or, if not in writing, a written summary in reasonable detail of the material terms and conditions of the Frontier Acquisition Proposal or the request or inquiry. Thereafter, Frontier shall keep Holly fully informed on a prompt basis (and in any event within 24 hours) of any material changes, additions or adjustments to the terms or conditions of any such proposal or offer. Not less than forty-eight (48) hours prior to taking any action referred to in clause (3) of the proviso of Section 5.3(a)(ii), if Frontier intends to participate in any such discussions or negotiations or provide any such information to any such third party, Frontier shall give notice to Holly including the identity of the relevant person or group and provide to Holly all of the information required by this Section 5.3. Frontier will not enter into any agreement on or after the date of this Agreement that would prevent Frontier from providing any information, and in the manner and within the time, required by this Section 5.3(b) to Holly.
     (c) Except in compliance with Section 5.4, nothing in this Section 5.3 shall permit Frontier to enter into any agreement with respect to a Frontier Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, Frontier shall not enter into any agreement with any Person that provides for, or in any way facilitates, a Frontier Acquisition Proposal, other than (i) a confidentiality agreement containing terms that are determined in good faith by Frontier to be substantially similar to and not more favorable to such Person in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such Person or having the effect of prohibiting Frontier from complying with its obligations under this Section 5.3) and/or (ii) a standstill agreement that is in reasonably customary form and that does not contain terms that have the effect of prohibiting Frontier from complying with its obligations under this Section 5.3.

     Section 5.4 MEETINGS OF STOCKHOLDERS.
     (a) Holly will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene as promptly as practicable a meeting of its stockholders for purposes of obtaining the Holly Requisite Vote. Frontier will take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene as promptly as practicable a meeting of its shareholders for purposes of obtaining the Frontier Requisite Vote. Frontier and Holly shall each use their reasonable best efforts to hold their respective stockholders meetings on the same day.
     (b) Except as otherwise permitted by this Section 5.4, Holly and Frontier, through their respective Boards of Directors, shall (i) recommend approval of the matters described in Section 5.4(a) to be submitted to their respective stockholders, (ii) not (A) withdraw, withhold, modify, or change such recommendation, approval or declaration of advisability in a manner adverse to the other party, (B) recommend, approve or declare advisable any Holly Acquisition Proposal (including, without limitation, any Holly Superior Proposal) or Frontier Acquisition Proposal (including, without limitation, any Frontier Superior Proposal), as the case may be, or (C) resolve, agree or propose publicly to take any action described in clause (A) or (B) above (any action in clause (A), (B) or (C) above being referred to as an “Adverse Recommendation Change”), (iii) not approve, adopt, recommend or declare advisable, or propose publicly to approve, adopt, recommend or declare advisable, or cause or permit the entry into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement or arrangement (oral or written) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Holly Acquisition Proposal or Frontier Acquisition Proposal, as the case may be, or requiring, or reasonably expected to cause, Holly or Frontier, as the case may be, to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Holly (in the case of Holly) or Frontier (in the case of Frontier) to fail to comply with its obligations under this Agreement (other than a confidentiality agreement referred to in Section 5.2 or Section 5.3 above, as the case may be), or (iv) unless such recommendation has been withdrawn, withheld, modified or changed as permitted by this Section 5.4(b), use their reasonable best efforts to solicit the Holly Requisite Vote (in the case of Holly) and the Frontier Requisite Vote (in the case of Frontier). Notwithstanding the foregoing, the Holly Board or Frontier Board, as applicable (the “Withdrawing Party,” the other party being the “Non-Withdrawing Party”), may at any time prior to obtaining the Holly Requisite Vote or Frontier Requisite Vote, as applicable, (i) other than in connection with any Holly Acquisition Proposal (in the case of Holly) or Frontier Acquisition Proposal (in the case of Frontier) (which must be made pursuant to clause (ii) below), make an Adverse Recommendation Change if the Holly Board or the Frontier Board, as the case may be, determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with their fiduciary duties under applicable law (such action, an “Other Fiduciary Adverse Recommendation Change”) or (ii) make an Adverse Recommendation Change in connection with any Holly Acquisition Proposal (in the case of Holly) or Frontier Acquisition Proposal (in the case of Frontier), if the Holly Board or the Frontier Board, as the case may be, determines in good faith (after consultation with its outside legal counsel and financial advisors) that (A) an unsolicited bona fide written Holly Acquisition

Proposal (in the case of Holly) or Frontier Acquisition Proposal (in the case of Frontier) made after the date of this Agreement and not the result of a breach of Section 5.2 or Section 5.3, as the case may be, constitutes a Holly Superior Proposal (in the case of Holly) or a Frontier Superior Proposal (in the case of Frontier) and (B) the failure to make an Adverse Recommendation Change would be inconsistent with their fiduciary duties under applicable law (such action, a “Superior Proposal Adverse Recommendation Change”); provided, however, that the Withdrawing Party may only take the foregoing actions if (1) the Withdrawing Party has provided written notice to the Non-Withdrawing Party (a “Withdrawal Notice”) advising the Non-Withdrawing Party that the Board of Directors of the Withdrawing Party intends to take such action (and specifying, in reasonable detail, the reasons for such action), (2) if any Holly Superior Proposal or Frontier Superior Proposal, as applicable, is the basis for such action, the Withdrawal Notice specifies the material terms and conditions of the Holly Superior Proposal or Frontier Superior Proposal, as applicable, and identifies the Person or group making such Holly Superior Proposal or Frontier Superior Proposal (and including a copy of the most current version of the agreement or proposal relating to such Holly Superior Proposal or Frontier Superior Proposal, as applicable (or, if no such written proposal exists, a written summary of the material terms and conditions of such Holly Superior Proposal or Frontier Superior Proposal, as applicable)), (3) at least five business days have elapsed following the Non-Withdrawing Party’s receipt of such Withdrawal Notice (it being understood that any amendment or modification to any Acquisition Proposal that is the basis for such proposed action shall require a new Withdrawal Notice and a new five business day period) and (4) if requested by the Non-Withdrawing Party, the Withdrawing Party has negotiated in good faith with the Non-Withdrawing Party during such five business day period (as extended pursuant to clause (3) above) with respect to any changes to this Agreement proposed by the Non-Withdrawing Party during such period. In determining whether to give a Withdrawal Notice or take the actions specified in the prior sentence, the Holly Board or Frontier Board, as applicable, shall in good faith take into account any changes to the terms of this Agreement proposed by the Non-Withdrawing Party, and the Withdrawing Party shall not terminate this Agreement in accordance with Section 7.3(c) or Section 7.4(c), as applicable, with respect to a Holly Superior Proposal or a Frontier Superior Proposal, as applicable, unless, prior to the effectiveness of such termination, the board of directors of the Withdrawing Party shall have determined in good faith (after consultation with its outside legal counsel) that, notwithstanding any such changes to the terms of this Agreement proposed by the Non-Withdrawing Party, the failure to make a Superior Proposal Adverse Recommendation Change would be inconsistent with their fiduciary duties under applicable law. Holly and Frontier shall each be required to comply with its obligations under Section 5.4(a) whether or not its Board of Directors withdraws, modifies, withholds or changes its recommendation with respect to the matters described in Section 5.4(a) to be submitted to their respective stockholders or declares the advisability of any other offer or proposal. Any disclosure by Holly or Frontier relating to a Holly Acquisition Proposal (in the case of Holly) or a Frontier Acquisition Proposal (in the case of Frontier) shall be deemed to be an action specified in this Section 5.4(b) by Holly or Frontier, as applicable, unless the Holly Board or Frontier Board, as applicable, reaffirms in such disclosure its recommendation with respect to the matters described in Section 5.4(a) to be submitted to their respective stockholders. It is understood that any violation of the restrictions set forth in this Section 5.4(b) by any director, officer, employee, agent or representative (including financial or legal advisor or other retained representative) of either party or any of its Subsidiaries will be deemed to be a breach of this Section 5.4(b) by such party.
     (c) The Holly Board has approved and declared advisable an amendment to Holly’s certificate of incorporation in the form attached hereto as Exhibit B (the “Amendment”) to, among other things, increase the number of authorized shares under its certificate of incorporation and to change its corporate name at the Effective Time in accordance with Section 5.15(f), and resolved to recommend the approval and adoption of the Amendment to the holders of Holly Common Stock. In addition, the Holly Board will approve and declare advisable an amendment to the Holly Corporation Long-Term Incentive Compensation Plan to increase the number of authorized shares of Holly Common Stock available for issuance under the Holly Corporation Long-Term Incentive Compensation Plan to a reasonable number of shares taking into account the transactions contemplated by this Agreement, subject to the consummation of the Merger, and will resolve to recommend the approval and adoption of such amendment to the holders of Holly Common Stock. Holly shall use its reasonable best efforts to take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to obtain such approvals at the Holly stockholders meeting referred to in Section 5.4(a); provided, however, that in no event shall obtaining approval of such proposals be a condition precedent to the Closing of the transactions contemplated by this Agreement.
     (d) Promptly following the execution and delivery of this Agreement by each of the parties hereto, Holly, as the sole shareholder of Merger Sub, will approve this Agreement.
     Section 5.5 FILINGS; REASONABLE BEST EFFORTS.
     (a) Subject to the terms and conditions herein provided, Holly and Frontier shall:
     (i) promptly (but in any event within 15 business days from the date of this Agreement) make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act;
     (ii) use their reasonable best efforts to satisfy the conditions to closing in Article 6 (including, in the case of Holly, obtaining the opinion described in Section 6.2(b) and, in the case of Frontier, obtaining the opinion described in Section 6.3(b)) as promptly as practicable and to cooperate with one another in (1) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; and (2) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;
     (iii) promptly notify each other of any communication concerning this Agreement or the Merger to that party from any governmental authority and permit the other party to review in advance any proposed communication concerning this Agreement or the Merger to any governmental entity;

     (iv) not agree to participate in any meeting or discussion with any governmental authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat;
     (v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger (other than copies of their respective filings under the HSR Act); and
     (vi) furnish the other party with such necessary information and reasonable assistance as such other parties and their respective Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including any filings necessary or appropriate under the provisions of the HSR Act.
     (b) Without limiting Section 5.5(a) and subject to Section 5.5(c), Frontier and Holly shall:
     (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any party; and
     (ii) each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible.
     (c) Neither Frontier nor Holly shall, without the other party’s prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters) in connection with the transactions contemplated under this Agreement, but the parties shall commit or consent to, and shall use reasonable efforts to effect (and shall cause their Subsidiaries to commit or consent to and use reasonable efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as any governmental entity shall request if such divestitures, licenses, hold separate arrangements or similar matters are required by any such governmental entity as a condition to resolving such governmental entity’s objections to the Merger or obtaining its approval of the Merger and are contingent upon consummation of the Merger; provided that, notwithstanding anything to the contrary in this Section 5.5(c) or the remainder of this Agreement, neither Frontier, Holly nor any of their respective Subsidiaries shall be required to agree (with respect to (x) Frontier or its Subsidiaries or (y) Holly or its Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices, if such divestitures, licenses, arrangements or similar matters, individually or in the aggregate, would materially impair the business operations of Holly, Frontier and their Subsidiaries, taken as a whole, as combined in the manner currently intended by the parties.
     Section 5.6 INSPECTION. From the date of this Agreement to the Effective Time, Holly and Frontier shall allow all designated officers, attorneys, accountants and other representatives of the other party reasonable access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Holly and its Subsidiaries or Frontier and its Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 5.6 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to any other party by reason of applicable law, rules or regulations, which that party reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Holly and Frontier agree that they will not, and will cause their representatives not to, use any information obtained pursuant to this Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All nonpublic information obtained pursuant to this Section 5.6 shall be governed by the Mutual Confidentiality Agreement dated January 17, 2011 between Frontier and Holly (the “Confidentiality Agreement”).
     Section 5.7 PUBLICITY. Holly and Frontier will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.
     Section 5.8 REGISTRATION STATEMENT. As promptly as reasonably practicable following the date of this Agreement, Frontier and Holly shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable joint proxy materials (the “Proxy Statement/Prospectus”) and Frontier and Holly shall prepare, and Holly shall file with the SEC, a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”). The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as Holly’s prospectus. Each of Frontier and Holly shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Frontier and Holly shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Proxy Statement/Prospectus or Registration Statement received from the SEC. Frontier and Holly shall cooperate and provide the other parties with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Registration Statement prior to filing such with the SEC, and each will provide each other party with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Registration Statement shall be made without the approval of both Frontier and Holly, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party hereto that are incorporated by reference in the Registration Statement or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Frontier, in connection with a change in the recommendation of the Frontier Board as to the Merger, and Holly, in connection with a change in the recommendation of the Holly Board as to the Merger, may amend or supplement the Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) to effect such a change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions accurately described. Frontier will use reasonable best efforts to cause the Proxy Statement/ Prospectus to be mailed to Frontier shareholders, and Holly will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Holly stockholders, in each case, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Frontier and Holly shall advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Holly Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If, at any time prior to the Effective Time, any information relating to Frontier or Holly, or any of their respective Affiliates, officers or directors, is discovered by Frontier or Holly and such information should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Frontier and Holly.
     Section 5.9 LISTING APPLICATION. Holly shall use its reasonable best efforts to cause the Holly Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. Holly shall promptly prepare and submit to the NYSE a listing application covering the shares of Holly Common Stock issuable in the Merger and shares issuable pursuant to Holly Stock Options.

     Section 5.10 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except (a) that Frontier and Holly shall each pay and bear one-half of (i) each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Agreement and the transactions contemplated hereby under the HSR Act, the Securities Act, the Exchange Act and other applicable laws, rules and regulations of any governmental authority and (ii) any fees and expenses (excluding each party’s internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement.
     Section 5.11 INDEMNIFICATION AND INSURANCE.
     (a) From and after the Effective Time, Holly shall as provided in this Section 5.11 cause Surviving Corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of Frontier or Holly (or any Subsidiary or division thereof), and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of Frontier or Holly as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time, to the fullest extent such indemnification by Surviving Corporation is permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation (an “Action”), (i) Holly shall cause Surviving Corporation to pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Holly, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Holly will, and will cause Surviving Corporation to, cooperate in the defense of any such matter; provided, however, neither Holly nor Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further that neither Holly nor Surviving Corporation shall be obligated pursuant to this Section 5.11(a) to pay the fees and disbursements of more than one counsel, except for one local counsel, for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interest between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group. With respect to any determination of whether an Indemnified Party is entitled to indemnification by Surviving Corporation under this Section 5.11, the Indemnified Party shall have the right, as contemplated by the WBCA, to require that such determination be made by special legal counsel selected by the Indemnified Party and approved by Surviving Corporation (which approval shall not be unreasonably withheld), and who has not otherwise performed material services for Frontier, Holly or the Indemnified Party within the last three (3) years.

     (b) The rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation or articles of incorporation, bylaws and any indemnification agreement of Frontier, Holly and their respective Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect.
     (c) For a period of six (6) years after the Effective Time, Holly shall, or shall cause Surviving Corporation to, maintain officers’ and directors’ liability insurance covering each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of Frontier (or any Subsidiary or division thereof), and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of Frontier, as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, a “Frontier Indemnified Party” and, collectively, the “Frontier Indemnified Parties”) who are or at any time prior to the Effective Time were covered by their respective officers’ and directors’ liability insurance (“D&O Insurance”) policies on terms substantially no less advantageous to the Frontier Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided that, after the Effective Time, Surviving Corporation shall not be required to pay annual premiums in excess of 250% of the annual premium amount payable by Frontier for the policy year including the date of this Agreement (the amount of which premium is set forth in Schedule 5.11(c) of the Frontier Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount. Holly shall have the right to cause coverage to be extended under the D&O Insurance of Frontier by obtaining a six-year “tail” policy on terms and conditions substantially no less advantageous than Frontier’s existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.11(c).
     (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation, articles of incorporation or bylaws of Frontier or Holly, as applicable, or any of their respective Subsidiaries, under the DGCL or WBCA, or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger, are expressly intended to benefit each of the Indemnified Parties, and may not be amended or terminated after the Effective Time in a manner contrary to the interest of an Indemnified Party without the consent of such Indemnified Party.
     (e) Notwithstanding any other provisions hereof, the obligations of Frontier, Holly and Surviving Corporation contained in this Section 5.11 shall be binding upon the successors and assigns of Holly and Surviving Corporation. In the event Holly or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Holly or Surviving Corporation, as the case may be, shall assume and honor the obligations set forth in this Section 5.11.

     Section 5.12 EMPLOYEE BENEFITS.
     (a) After the Effective Time, Holly shall honor, and shall cause its Subsidiaries to honor, all employee benefit plans, contracts, agreements and commitments of Frontier or any of its Subsidiaries maintained or entered into by Frontier or any of its Subsidiaries prior to the date of this Agreement that apply to any current or former employee or current or former director of Frontier or any of its Subsidiaries, as applicable; provided, however, that, except as otherwise expressly provided in this Section 5.12, Holly reserves the right to modify, and to cause any of its Subsidiaries to modify, any such plan, contract, agreement or commitment in accordance with its terms.
     (b) Notwithstanding the provisions of Section 5.12(a):
     (i) Except as provided in Section 2.3 and Section 5.1 (pertaining to the Frontier Stock Plan), Frontier and Holly agree that for the period beginning at the Effective Time and ending December 31, 2011 (or such later date as may be determined by Holly), Surviving Corporation shall assume and maintain all Frontier Plans as in effect immediately prior to the Effective Time, and shall not amend any such plan to reduce any benefit provided under any such plan. With respect to any Frontier Plan that is a qualified defined contribution plan providing for discretionary employer contributions, such contributions for 2011 shall be made at approximately the same percentage of compensation (or employee or salary deferral contribution in the case of a discretionary matching contribution) of eligible participants as was made to such plan for 2010. Notwithstanding the foregoing, contributions may be adjusted to the extent necessary to comply with applicable law and regulations.
     (ii) Each employee of Frontier or any of its Subsidiaries who becomes an employee of Holly, Surviving Corporation, or any of their respective Subsidiaries as of the Effective Time without any gap in employment shall be credited with service with Frontier, any of its Subsidiaries, or any of their predecessors, for purposes of eligibility, vesting and benefit determination under any employee benefit plan or policy of Holly or Surviving Corporation. Notwithstanding the foregoing, this Section 5.12(b)(ii) shall not apply to the determination of accrual service under any defined benefit pension plan as defined in Section 3(35) of ERISA (regardless whether such plan is qualified under Code Section 401(a)) that did not cover the employee immediately prior to the Effective Time, and shall not apply to the determination of the right to receive, or the amount of, any retiree or other post-retirement medical service (except for COBRA medical continuation coverage as described in Section 4980B of the Code or any arrangement covering the employee prior to the Effective Time).
     (iii) Subject to compliance with applicable local law, nothing in this Section 5.12(b) shall be construed to restrict the ability of any entity to modify or terminate any plan (at or after the Effective Time) with respect to persons employed at operations outside the United States.
     (iv) Nothing in this Section 5.12(b) shall be construed as a contract of employment, and this Section 5.12(b) shall not give any employee the right to be retained in the employ of any entity. Nothing in this Section 5.12(b) shall be construed to require the provision of coverage or benefits to an employee following termination of employment except to the extent such coverage or benefits is otherwise required pursuant to the terms of the applicable plan or arrangement or by applicable law.
     (c) Prior to the Effective Time, the parties shall cause the Holly Board, or a duly authorized committee of “non-employee” directors thereof, to authorize the conversion of Frontier Stock Options into Holly Stock Options (and the acquisition of shares of Holly Common Stock thereunder), the conversion of Frontier Stock Units into Holly Stock Units, and the conversion of Frontier Restricted Stock into Holly Restricted Stock, in each case in accordance with Section 2.3 at the Effective Time, and to take such other actions as may be necessary to authorize the events contemplated in Section 2.3. Such resolution shall set forth the name of the applicable “insiders” for purposes of Section 16 of the Exchange Act, the number of securities to be acquired by each such individual, and that the approval is being granted to exempt the transaction under Rule 16b-3 of the Exchange Act. Holly shall reserve for issuance a number of shares of Holly Common Stock at least equal to the number of shares of Holly Common Stock that will be subject to Holly Stock Options and Holly Stock Units and each award of Holly Restricted Stock as a result of the actions contemplated by Section 2.3. As soon as practicable following the Effective Time, Holly shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Holly Common Stock subject to such Holly Stock Options, Holly Stock Units and Holly Restricted Stock and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Holly Stock Options, Holly Stock Units and Holly Restricted Stock remain outstanding.
     (d) Any other provisions hereof to the contrary notwithstanding, the provisions of this Section 5.12 do not cover, and shall not be deemed for the benefit of, any Frontier Represented Employees.
     (e) Prior to or simultaneously with the execution of this Agreement and effective at the Effective Time, (i) Frontier, Holly and each of the Name Executives shall enter into a written retention agreement as to certain matters related to the Merger (the “Frontier Retention Agreements”) and (ii) Holly and each of Matthew P. Clifton, Bruce R. Shaw and David L. Lamp shall enter into a waiver agreement as to certain matters related to the Merger (the “Holly Waiver Agreements”), which Frontier Retention Agreements and Holly Waiver Agreements shall not be amended or modified without the prior written consent of the other party.
     Section 5.13 TAX QUALIFICATION.
     (a) Holly shall use its reasonable best efforts to, and to cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 6.2(b), including the execution of the officers’ certificates referred to therein and in Section 6.3(b). Holly shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by Section 5.1(a)) that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
     (b) Frontier shall use its reasonable best efforts to, and to cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 6.3(b), including the execution of the officers’ certificates referred to therein and in Section 6.2(b). Frontier shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by Section 5.1(b)) that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
     Section 5.14 DIVIDENDS. Frontier shall coordinate with Holly respecting the declaration, setting of record dates and payment dates of dividends on the shares of Frontier Common Stock so that holders of shares of Frontier Common stock do not receive dividends on both shares of Frontier Common Stock and Holly Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on shares of Frontier Common Stock or Holly Common Stock received in the Merger in respect of any calendar quarter.
     Section 5.15 GOVERNANCE MATTERS; HEADQUARTERS; COMPANY NAME.
     (a) On or prior to the Effective Time, the bylaws of Holly shall be amended and restated in the form attached hereto as Exhibit C.
     (b) Holly shall take all requisite action, effective as of the Effective Time, (i) to cause the size of the Board of Directors of Holly (the “Holly Board”) to be fourteen directors and (ii) to cause the directors on the Holly Board to be comprised of (x) seven directors chosen by the current Frontier directors (at least six of whom shall be independent for purposes of the rules of the NYSE (as the same may be modified prior to the Effective Time)) (the “Frontier Designees”), and (y) seven directors chosen by the current Holly directors (at least six of whom shall be independent for purposes of the rules of the NYSE (as the same may be modified prior to the Effective Time)) (the “Holly Designees”), each to serve for a term expiring on the earlier of his or her death, resignation or removal or the next annual meeting of stockholders and, despite the expiration of his or her term, until his or her successor has been elected and qualified or there is a decrease in the size of the Holly Board. If at any time prior to the Effective Time, any such board designee becomes unable or unwilling to serve as a director of Holly at the Effective Time, then the party that designated such individual shall designate another individual to serve in such individual’s place.
     (c) Holly shall take all requisite action, effective as of the Effective time, to cause each then standing committee of the Holly Board to be comprised of equal numbers of Frontier Designees and Holly Designees. If at any time prior to the Effective Time, any such committee designee becomes unable or unwilling to serve as a director of Holly at the Effective Time, then the party that designated such individual as a board designee shall designate another individual to serve in such individual’s place on the applicable committee(s).

     (d) Holly shall take all requisite action, effective as of the Effective Time, to cause (i) Matthew P. Clifton to become the Executive Chairman of the Board of Holly, (ii) Michael C. Jennings to become President and Chief Executive Officer of Holly, (iii) Doug S. Aron to become the Executive Vice President and Chief Financial Officer of Holly, (iv) David L. Lamp to become the Chief Operating Officer of Holly, and (v) Bruce R. Shaw to become the Senior Vice President of Strategy and Corporate Development of Holly (the persons specified in clauses (ii) and (iii), the “Named Executives”). If at any time prior to the Effective Time, any of the Named Executives becomes unable or unwilling to serve in such capacity at the Effective Time, then Frontier and Holly shall mutually agree on another individual to serve in such capacity.
     (e) The executive headquarters for Holly shall be located in the Dallas, Texas area.
     (f) Immediately upon consummation of the Merger, Holly shall change its name to HollyFrontier Corporation, subject to obtaining approval from Holly’s stockholders to amend Holly’s certificate of incorporation for such purpose.
     Section 5.16 NO CONTROL OF OTHER PARTY’S BUSINESS. Nothing contained in this Agreement shall give Holly, directly or indirectly, the right to control or direct Frontier’s operations or give Frontier, directly or indirectly, the right to control or direct Holly’s operations prior to the Effective Time. Prior to the Effective Time, each of Frontier and Holly shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
     Section 5.17 ACCOUNTANTS LETTERS. Each of Holly and Frontier shall use reasonable best efforts to cause to be delivered to the other party letters from their respective independent accountants, one letter dated as of the date the Registration Statement is declared effective (and one dated as of the date any post-effective amendment is declared effective if a post-effective amendment is required), in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and any post-effective amendment, if required; provided that the failure of any such letter to be delivered shall not result in a failure of a condition to the Merger.
     Section 5.18 CREDIT AGREEMENT. From the date of this Agreement until the Effective Time, each of Holly and Frontier shall, and shall use their reasonable best efforts to cause each of their respective officers, directors, employees, advisors, attorneys, accountants and representatives to, jointly cooperate in good faith to negotiate, prepare and enter into, as of the Closing Date, a Holly credit facility (which may be an amendment and restatement of, or amendment to, the Holly Credit Agreement) to be effective at the Effective Time for the benefit of Holly and its Subsidiaries (other than the MLP Entities) and Frontier and its Subsidiaries, which credit facility may be entered into with Holly and/or Frontier’s existing lenders or new lenders and shall contain the terms set forth in Schedule 5.18 of the Holly Disclosure Letter (the “New Bank Facility”). In connection with entering into the New Bank Facility, each of Holly and Frontier shall (a) cause its appropriate officers and employees to be available, on a customary basis and on reasonable advance notice, to meet with prospective lenders in meetings, presentations and due diligence sessions, (b) keep the other party reasonably informed about negotiations and other discussions with prospective lenders regarding the New Bank Facility, (c)

promptly provide the other party with copies of drafts of any term sheets, commitment letters, agreements or other documents or communications regarding the New Bank Facility, (d) provide reasonable advance notice of any meetings with prospective lenders regarding the New Bank Facility and provide the other party an opportunity to attend such meetings, (e) take commercially reasonable actions necessary to permit the prospective lenders involved to evaluate such party’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Effective Time, and (f) use reasonable best efforts to assist the other party to obtain waivers, consents, estoppels and approvals from counterparties to material leases, encumbrances and contracts to which such party or any Subsidiary of such party is a party and to arrange with prospective lenders discussions, to the extent reasonably necessary, with counterparties to material leases, encumbrances and contracts that will be in full force and effect as of the Effective Time; provided, however, that Holly shall take the lead in consultation with Frontier in the arrangement and negotiation of the New Bank Facility; provided further, however, that neither party nor any Subsidiary of such party shall be required to incur any liability in connection with the New Bank Facility prior to the Effective Time.
     Section 5.19 CERTAIN CONSENTS. Frontier shall use its reasonable best efforts to obtain prior to Closing each consent set forth on Schedule 5.19.
ARTICLE 6
CONDITIONS
     Section 6.1 CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver in writing by mutual agreement of the parties at or prior to the Closing Date of the following conditions:
     (a) (i) The Holly Requisite Vote shall have been obtained and (ii) the Frontier Requisite Vote shall have been obtained.
     (b) (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger shall have expired or been terminated under the HSR Act, and (ii) any mandatory waiting period or required consent under any other applicable United States federal or state competition or antitrust law or regulation shall have expired or been obtained except where the failure to observe such waiting period or obtain a consent referred to in this clause (ii) would not reasonably be expected to delay or prevent the consummation of the Merger or have a material adverse effect on the expected benefits of the transactions contemplated by this Agreement to Holly.
     (c) None of the parties hereto shall be subject to any decree, order or injunction of a United States federal or state court of competent jurisdiction, which prohibits the consummation of the Merger, and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the Merger.

     (d) The Registration Statement shall have become effective and no stop order with respect thereto shall be in effect and no proceedings for that purpose shall have been commenced or threatened by the SEC.
     (e) The shares of Holly Common Stock to be issued pursuant to the Merger and the shares of Holly Common Stock reserved for issuance pursuant to Holly Stock Options (including those shares of Holly Common Stock to be issued upon conversion of the Frontier Restricted Stock in accordance with Section 2.3) shall have been authorized for listing on the NYSE, subject to official notice of issuance.
     (f) The New Bank Facility shall have been executed, delivered and become effective, subject only to the consummation of the Merger.
     Section 6.2 CONDITIONS TO OBLIGATION OF HOLLY TO EFFECT THE MERGER. The obligation of Holly to effect the Merger shall be subject to the fulfillment or waiver in writing by Holly at or prior to the Closing Date of the following conditions:
     (a) (i) Frontier shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Frontier contained in this Agreement (other than as contained in Section 4.3) (A) to the extent qualified by Frontier Material Adverse Effect shall be true and correct and (B) to the extent not qualified by Frontier Material Adverse Effect shall be true and correct, except, in the case of clause (B), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Frontier Material Adverse Effect, in each case in this clause (ii) as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date) and (iii) the representations and warranties of Frontier contained in Section 4.3 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Holly shall have received a certificate of Frontier, executed on its behalf by its Chairman of the Board, President and Chief Executive Officer, dated the Closing Date, certifying to such effect.
     (b) Holly shall have received the opinion of Vinson & Elkins L.L.P. or other nationally recognized tax counsel, acting as counsel to Holly, in form and substance reasonably satisfactory to Holly, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Frontier, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Holly, Frontier and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Holly, Merger Sub and Frontier as to such matters as such counsel may reasonably request.
     Section 6.3 CONDITIONS TO OBLIGATION OF FRONTIER TO EFFECT THE MERGER. The obligations of Frontier to effect the Merger shall be subject to the fulfillment or waiver in writing by Frontier at or prior to the Closing Date of the following conditions:
     (a) (i) Holly shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Holly contained in this Agreement (other than as contained in Section 3.3) (A) to the extent qualified by Holly Material Adverse Effect shall be true and correct and (B) to the extent not qualified by Holly Material Adverse Effect shall be true and correct, except, in the case of clause (B), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Holly Material Adverse Effect, in each case in this clause (ii) as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date) and (iii) the representations and warranties of Holly contained in Section 3.3 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Frontier shall have received a certificate of Holly, executed on its behalf by its Chairman of the Board, President and Chief Executive Officer, dated the Closing Date, certifying to such effect.
     (b) Frontier shall have received the opinion of Andrews Kurth LLP or other nationally recognized tax counsel, acting as counsel to Frontier, in form and substance reasonably satisfactory to Frontier, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to Holly, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by Frontier or the shareholders of Frontier to the extent that they receive Holly Common Stock in exchange for Frontier Common Stock pursuant to the Merger. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Frontier, Holly and Merger Sub as to such matters as such counsel may reasonably request.
ARTICLE 7
TERMINATION
     Section 7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of Holly and Frontier approved by action of their respective Boards of Directors in their respective discretion for any reason.
     Section 7.2 TERMINATION BY FRONTIER OR HOLLY. At any time prior to the Effective Time, this Agreement may be terminated by Holly or Frontier, in either case by action of the Holly Board or Frontier Board, respectively, if:
     (a) the Merger shall not have been consummated by September 30, 2011; provided, however, that if the only condition to closing that has not been satisfied by such date is the one set forth in Section 6.1(f) and one of the parties is not then in material breach of its obligations under Section 5.18, then such date shall automatically be extended to the Final Outside Date;

provided, further, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure or whose Affiliates’ failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date; or
     (b) the Holly Requisite Vote shall not have been obtained at a meeting (including adjournments and postponements) of Holly’s stockholders that shall have been duly convened for the purpose of obtaining the Holly Requisite Vote; or
     (c) the Frontier Requisite Vote shall not have been obtained at a meeting (including adjournments and postponements) of Frontier’s shareholders that shall have been duly convened for the purpose of obtaining the Frontier Requisite Vote;
     (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have complied with Section 5.5 and with respect to other matters not covered by Section 5.5 shall have used its reasonable best efforts to remove such injunction, order or decree; or
     (e) the condition to closing set forth in Section 6.1(f) has not been satisfied by the later of September 30, 2011 or the date that is sixty days after the last of the conditions set forth in Sections 6.1(a), (b), (d) and (e) has been satisfied (such later date, the “Final Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this clause (e) shall not be available to any party whose failure or whose Affiliates’ failure to perform or observe in any material respect any of its obligations under Section 5.18 shall have been the principal cause of, or resulted in, the failure of the condition set forth in Section 6.1(f) to be satisfied.
     Section 7.3 TERMINATION BY HOLLY. At any time prior to the Effective Time, this Agreement may be terminated by Holly, by action of the Holly Board, if:
     (a) (i) there has been a breach by Frontier of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Frontier shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Frontier by Holly; provided, however, that the right to terminate this Agreement pursuant to this Section 7.3(a) shall not be available to Holly if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.3(a) shall not be satisfied;
     (b) prior to obtaining the Frontier Requisite Vote, the Frontier Board shall have made an Adverse Recommendation Change; or

     (c) prior to obtaining the Holly Requisite Vote, the Holly Board shall have made a Superior Proposal Adverse Recommendation Change pursuant to Section 5.4(b) (it being understood that Holly shall not have the right to terminate this Agreement pursuant to this Section 7.3(c) unless and until Holly shall have paid Frontier all amounts due under Section 7.5(a)).
     Section 7.4 TERMINATION BY FRONTIER. At any time prior to the Effective Time, this Agreement may be terminated by Frontier, by action of the Frontier Board, if:
     (a) (i) there has been a breach by Holly of any representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of Holly shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Frontier to Holly; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4(a) shall not be available to Frontier if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.2(a) shall not be satisfied;
     (b) prior to obtaining the Holly Requisite Vote, the Holly Board shall have made an Adverse Recommendation Change; or
     (c) prior to obtaining the Frontier Requisite Vote, the Frontier Board shall have made a Superior Proposal Adverse Recommendation Change pursuant to Section 5.4(b) (it being understood that Frontier shall not have the right to terminate this Agreement pursuant to this Section 7.4(c) unless and until Frontier shall have paid Holly all amounts due under Section 7.5(b)).
     Section 7.5 EFFECT OF TERMINATION.
     (a) If this Agreement is terminated
     (i) by Holly or Frontier pursuant to either Section 7.2(a) (only to the extent that the Holly stockholders’ meeting described in Section 5.4(a) has not been held) or Section 7.2(b) and, in either case, if (A) prior to the time of the Holly Requisite Vote not being obtained at a duly held meeting of the Holly stockholders called for that purpose (including adjournments and postponements) or prior to the termination of this Agreement, a Holly Acquisition Proposal shall have become publicly known or an intention to make a Holly Acquisition Proposal has been publicly announced or has otherwise become publicly known and (B) within twelve (12) months after such termination Holly enters into a definitive agreement to consummate a Holly Acquisition Proposal or a Holly Acquisition Proposal is consummated; provided, however, that for the purpose of this Section 7.5(a)(i), all references in the definition of Holly Acquisition Proposal to “10%” shall instead be deemed to refer to “40%”;
     (ii) by Frontier pursuant to Section 7.4(b);
     (iii) by Holly pursuant to Section 7.3(c);

     (iv) by Frontier pursuant to Section 7.4(a) as a result of Holly’s material breach of its obligations under Section 5.2; or
     (v) by Frontier pursuant to Section 7.2(e) as a result of Holly’s material breach of its obligations under Section 5.18;
then Holly shall pay Frontier the Holly Termination Amount (as defined below) and, in addition, reimburse Frontier for all expenses incurred by Frontier in connection with this Agreement up to the Reimbursement Maximum Amount (as defined below). All payments under this Section 7.5(a) shall be made in cash by wire transfer to an account designated by Frontier (x) in the case of clause (ii), (iv) or (v) above, on the business day immediately following such termination, (y) in the case of clause (iii) above, prior to such termination, and (z) in the case of clause (i) above, on the date of the first to occur of the events referred to in clause (i)(B) above. The term “Holly Termination Amount” shall mean $80,000,000. The term “Reimbursement Maximum Amount” shall mean $12,000,000. In addition, Holly shall reimburse Frontier for all expenses incurred by Frontier in connection with this Agreement up to the Reimbursement Maximum Amount if this Agreement has been terminated pursuant to Section 7.2(b) even if Frontier is not entitled to any Holly Termination Amount under this Section 7.5(a). Holly acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Frontier would not enter into this Agreement; accordingly, if Holly fails promptly to pay any amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, Frontier commences a suit which results in a judgment against Holly for the payment set forth in this Section 7.5(a), Holly shall pay to Frontier its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Holly Termination Amount and other amounts to be reimbursed to Frontier under this Section 7.5(a) from the date payment was required to be made until the date of such payment at the prime rate of Union Bank, N.A. in effect on the date such payment was required to be made plus one percent (1%). If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 7.5(a), it shall not be a defense to Holly’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.
     (b) If this Agreement is terminated
     (i) by Holly or Frontier pursuant to either Section 7.2(a) (only to the extent that the Frontier shareholders’ meeting described in Section 5.4(a) has not been held) or Section 7.2(c) and, in either case, if (A) prior to the time of the Frontier Requisite Vote not being obtained at a duly held meeting of the Frontier shareholders called for that purpose (including adjournments and postponements) or prior to the termination of this Agreement, a Frontier Acquisition Proposal shall have become publicly known or an intention to make a Frontier Acquisition Proposal has been publicly announced or has otherwise become publicly known and (B) within twelve (12) months after such termination Frontier enters into a definitive agreement to consummate a Frontier Acquisition Proposal or a Frontier Acquisition Proposal is consummated; provided, however, that for the purpose of this Section 7.5(b)(i), all references in the definition of Frontier Acquisition Proposal to “10%” shall instead be deemed to refer to “40%”;

     (ii) by Holly pursuant to Section 7.3(b);
     (iii) by Frontier pursuant to Section 7.4(c);
     (iv) by Holly pursuant to Section 7.3(a) as a result of Frontier’s material breach of its obligations under Section 5.3; or
     (v) by Holly pursuant to Section 7.2(e) as a result of Frontier’s material breach of its obligations under Section 5.18;
then Frontier shall pay Holly the Frontier Termination Amount (as defined below) and, in addition, reimburse Holly for all expenses incurred by Holly in connection with this Agreement up to the Reimbursement Maximum Amount. All payments under this Section 7.5(b) shall be made in cash by wire transfer to an account designated by Holly (x) in the case of clause (ii), (iv) or (v) above, on the first business day immediately following such termination, (y) in the case of clause (iii) above, prior to such termination, and (z) in the case of clause (i) above, on the date of the first to occur of the events referred to in clause (i)(B) above. The term “Frontier Termination Amount” shall mean $80,000,000. In addition, Frontier shall reimburse Holly for all expenses incurred by Holly in connection with this Agreement up to the Reimbursement Maximum Amount if this Agreement has been terminated pursuant to Section 7.2(c) even if Holly is not entitled to any Frontier Termination Amount under this Section 7.5(b). Frontier acknowledges that the agreements contained in this Section 7.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Holly would not enter into this Agreement; accordingly, if Frontier fails promptly to pay any amount due pursuant to this Section 7.5(b), and, in order to obtain such payment, Holly commences a suit which results in a judgment against Frontier for the payment set forth in this Section 7.5(b), Frontier shall pay to Holly its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Frontier Termination Amount and other amounts to be reimbursed to Holly under this Section 7.5(b) from the date payment was required to be made until the date of such payment at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made plus one percent (1%). If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 7.5(b), it shall not be a defense to Frontier’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.
     Section 7.6 EFFECT OF VOTE. Any right to terminate this Agreement provided under Section 7.1, Section 7.2(a), Section 7.2(d), Section 7.3(a) or Section 7.4(a) hereunder shall be effective notwithstanding whether the Holly Requisite Vote or the Frontier Requisite Vote has been obtained. Any right to terminate this Agreement provided under Section 7.2(b) or Section 7.4(b) hereunder shall be effective notwithstanding whether the Frontier Requisite Vote has been obtained. Any right to terminate this Agreement provided under Section 7.2(c) or Section 7.3(b) hereunder shall be effective notwithstanding whether the Holly Requisite Vote has been obtained.

ARTICLE 8
GENERAL PROVISIONS
     Section 8.1 SURVIVAL. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Article 7, all rights and obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 5.10 and Section 7.5, and except for the provisions of this Section 8.1, Section 8.2, Section 8.3, Section 8.4, Section 8.6, Section 8.7, Section 8.8, Section 8.9, Section 8.10, Section 8.11, Section 8.12, Section 8.13, Section 8.14 and Section 8.18 and the Confidentiality Agreement, which provisions shall survive the termination of this Agreement and shall remain in full force and effect; provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement and, subject to Section 8.14, all rights and remedies of such nonbreaching party under this Agreement in the case of such a breach, at law or in equity, shall be preserved. The parties hereto agree that, if this Agreement has been terminated in a manner giving rise to a payment obligation under Section 7.5, any remedy or amount payable pursuant to Section 7.5 or Section 5.10 shall be the sole and exclusive remedy of the party receiving payment thereunder unless the other party is in willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
     (b) None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger; provided, however, that Article 2, this Article 8 and the agreements contained in Section 5.10 through Section 5.13 shall survive the consummation of the Merger, unless otherwise provided herein.
     Section 8.2 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by courier service (with proof of service), hand delivery, certified or registered mail (return receipt requested and first-class postage prepaid) or electronic mail (with electronic confirmation of delivery), addressed as follows:
(a)	if to Frontier:

Frontier Oil Corporation 10000 Memorial Drive, Suite 600 Houston, Texas 77024 Attn: J. Currie Bechtol Email: cbechtol@frontieroil.com with a copy to:

Andrews Kurth LLP 600 Travis Street Suite 4200 Houston, Texas 77002 Attn: Robert V. Jewell Melinda Brunger Email: bjewell@andrewskurth.com mbrunger@andrewskurth.com

(b)	if to Holly or Merger Sub:

Holly Corporation 100 Crescent Court, Suite 1600 Dallas, Texas 75201 Attn: Denise McWatters Email: Denise.McWatters@hollycorp.com with a copy to:

Vinson & Elkins L.L.P. 3700 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201 Attn: Alan J. Bogdanow Christopher R. Rowley Email: abogdanow@velaw.com crowley@velaw.com or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered, emailed or mailed.
     Section 8.3 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 8.4 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; NO OTHER REPRESENTATIONS AND WARRANTIES.
     (a) This Agreement (which constitutes a “Definitive Transaction Agreement” as defined in the Confidentiality Agreement), the Confidentiality Agreement (other than Sections 3 and 9 thereof, which are hereby suspended and shall be of no further force or effect during the term of this Agreement and after the Effective Time, but shall come back into effect if this Agreement is terminated without the consummation of the Merger), the exhibits and schedules to this Agreement, the Holly Disclosure Letter, the Frontier Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, the parties acknowledge that (i) nothing in this Agreement is binding on MLP or its Subsidiaries (the “MLP Entities”), which entities are not parties to this Agreement, and that there shall be no recourse against any MLP Entity or any director, officer, general partner, partner, member, managing member, shareholder or person in similar capacity of any MLP Entity for any breach of any provision of this Agreement that applies to the activities of any MLP Entity, and (ii) Holly and Merger Sub shall be responsible for any breach of this Agreement based on any actions taken or not taken by any MLP Entity.
     (b) This Agreement (which constitutes a “Definitive Transaction Agreement” as defined in the Confidentiality Agreement), the Confidentiality Agreement (other than Sections 3 and 9 thereof, which are hereby suspended and shall be of no further force or effect during the term of this Agreement and after the Effective Time, but shall come back into effect if this Agreement is terminated without the consummation of the Merger), the exhibits and schedules to this Agreement, the Holly Disclosure Letter, the Frontier Disclosure Letter and any documents delivered by the parties in connection herewith are not intended to confer upon any Person other than the parties any rights or remedies other than (i) as specifically provided in Section 5.11, (ii) the right of Frontier, on behalf of its shareholders, to pursue damages and other relief, including equitable relief, in the event of Holly’s or Merger Sub’s willful and material breach of any of its representations and warranties in this Agreement or willful and material breach of any of its covenants and agreements in this Agreement, which right is hereby acknowledged and agreed by Holly and Merger Sub and (iii) the right of Holly, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, in the event of Frontier’s willful and material breach of any of its representations and warranties in this Agreement or willful and material breach of any of its covenants and agreements in this Agreement, which right is hereby acknowledged and agreed by Frontier; provided, however, that the rights granted pursuant to clauses (ii) and (iii) shall be enforceable on behalf of holders of Frontier Common Stock only by Frontier in its sole and absolute discretion or on behalf of holders of Holly Common Stock only by Holly in its sole and absolute discretion, it being understood and agreed that any and all interests in such claims shall attach to such shares of Frontier Common Stock or Holly Common Stock, as applicable, and subsequently trade and transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by Frontier or Holly, as applicable, with respect to such claims (net of expenses incurred by Frontier or Holly, as applicable, in connection therewith) may, in Frontier’s or Holly’s, as applicable, sole and absolute discretion, be (x) as applicable, distributed, in whole or in part, by Frontier to the holders of shares of Frontier Common Stock of record as of any date determined by Frontier or by Holly to the holders of shares of Holly Common Stock of record as of any date determined by Holly or (y) as applicable, retained by Frontier for the use and benefit of Frontier on behalf of its shareholders in any manner Frontier deems fit or retained by Holly for the use and benefit of Holly on behalf of its stockholders in any manner Holly deems fit.
     (c) EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER FRONTIER NOR HOLLY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ANY OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
     Section 8.5 AMENDMENTS. This Agreement may be amended by the parties hereto, by action taken or authorized by the Holly Board and the Frontier Board, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Holly or Frontier, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     Section 8.6 GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES) EXCEPT TO THE EXTENT THE PROVISIONS OF THE WBCA ARE MANDATORILY APPLICABLE. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
     Section 8.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.
     Section 8.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.
     Section 8.9 INTERPRETATION. In this Agreement:

     (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.
     (b) The words “include”, “includes” and “including” are not limiting.
     (c) The phrase “to the knowledge of” and similar phrases relating to (i) knowledge of Holly shall mean the actual knowledge of its Chief Executive Officer; President; Senior Vice President and Chief Financial Officer; Senior Vice President, Supply and Marketing; and Vice President, General Counsel and Secretary and (ii) knowledge of Frontier shall mean the actual knowledge of its Chairman of the Board, President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; Vice President, General Counsel and Secretary; Vice President—Refining Operations; and Vice President—Commercial Operations.
     (d) “Affiliate” means, with respect to any Person, any other Person, whether or not for profit, that controls, is controlled by, or is under common control with the first Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, through other voting rights, by contract or otherwise.
     (e) “Controlled Affiliate” means, with respect to any Person, any other Person, whether or not for profit, that is directly or indirectly controlled by the first Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, through other voting rights, by contract or otherwise.
     (f) “EBITDA” means earnings before interest, taxes, depreciation and amortization, in each case as such items are determined in accordance with GAAP, as shown on the applicable publicly-filed financial statements.
     (g) “Material Adverse Effect” with respect to Holly or Frontier shall mean any change, effect, occurrence, state of facts or development that, individually or in the aggregate, materially and adversely affects (A) the business, assets and liabilities (taken together), results of operations or financial condition of such Person and its Subsidiaries on a consolidated basis or (B) the ability of such Person to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing set forth in Article 6, except to the extent (in the case of clause (A) above) that such change, effect, occurrence, state of facts or development results from (I) general economic, regulatory or political conditions or changes therein in the United States or the other countries in which such party operates; (II) financial or securities market fluctuations or conditions; (III) changes in, or events or conditions affecting, the petroleum refining industry generally; (IV) the announcement or pendency of the Merger or compliance with the terms and conditions of Section 5.1 hereof; (V) stockholder class action or other litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; (VI) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (VII) any change, in and of itself, in the market price or trading volume of such Person’s securities or in such Person’s credit rating (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (VIII) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof), except, in the case of clauses (I), (II), (III) and (VIII) only to the extent such changes, effects, occurrences, state of facts or developments affect such Person disproportionately relative to other participants in the petroleum refining industry. “Holly Material Adverse Effect” and “Frontier Material Adverse Effect” mean a Material Adverse Effect with respect to Holly and Frontier, respectively.
     (h) “MLP Credit Agreement” means the Second Amended and Restated Credit Agreement dated February 14, 2011, among Holly Energy Partners — Operating, L.P., Wells Fargo Bank, N.A., as administrative agent, the other agents party thereto and the other financial institutions party thereto as lenders.
     (i) “Person” or “person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including any government and any agency or instrumentality thereof.
     (j) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party directly or indirectly is a general partner.
     Section 8.10 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. The failure of any party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of such rights.
     Section 8.11 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     Section 8.12 SPECIFIC ENFORCEMENT. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be the principal remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 7, the parties (on behalf of themselves and the third-party beneficiaries of this Agreement) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 8.13(a), without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledges and agrees that the agreements contained in this Section 8.12 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.12, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
     Section 8.13 JURISDICTION. Each of the parties hereto hereby (a) agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement, its negotiation or the transactions contemplated by this Agreement, will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement will be brought by it or any of its Affiliates except in such court), subject to any appeal, provided that if jurisdiction is not then available in the Chancery Court of the State of Delaware, then any such claim, suit, action or other proceeding may be brought in any Delaware state court or any federal court located in the State of Delaware and (b) irrevocably and unconditionally submits to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 8.2 will be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. In connection with any such proceeding that results in a judgment, the non-prevailing party will pay the prevailing party its reasonable costs and expenses (including attorney’s fees and expenses) incurred in connection with such proceeding.
     Section 8.14 LIMITATION ON DAMAGES. IN NO EVENT SHALL ANY PARTY BE LIABLE IN RESPECT OF THIS AGREEMENT FOR PUNITIVE OR EXEMPLARY DAMAGES.

     Section 8.15 OBLIGATION OF MERGER SUB. Whenever this Agreement requires Merger Sub (or any successors) to take any action prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of Holly to cause such action to be taken and a guarantee of the performance thereof.
     Section 8.16 EXTENSION; WAIVER. At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     Section 8.17 DEFINITIONS. The following capitalized terms are used in this document with the meanings set forth in the indicated sections of this Agreement:

Action	Section 5.11(a)
Adverse Recommendation Change	Section 5.4(b)
Affiliate	Section 8.9(d)
Agreement	First Sentence
Amendment	Section 5.4(c)
Articles of Merger	Section 1.2(b)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Code	Recitals
Confidentiality Agreement	Section 5.6
Controlled Affiliate	Section 8.9(e)
DGCL	Section 3.21
D&O Insurance	Section 5.11(c)
Disclosure Letter	Section 8.18
DRULPA	Section 3.4(b)
EBITDA	Section 8.9(f)
ERISA	Section 3.11(b)
Effective Time	Section 1.2(b)
Environmental Laws	Section 3.13(a)(i)
Environmental Permits	Section 3.13(a)(iii)
Exchange Act	Section 3.6(b)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(c)
Executive Stock Agreements	Section 2.3(b)
Final Outside Date	Section 7.2(e)
Foreign Corrupt Practices Act	Section 3.25(a)
Frontier	First sentence
Frontier Acquisition Proposal	Section 5.3(a)
Frontier Bargaining Agreements	Section 4.12(a)

Frontier Board	Section 2.3(b)
Frontier Certificate	Section 2.1(d)
Frontier Common Stock	Recitals
Frontier Designees	Section 5.15(b)
Frontier Disclosure Letter	Article 4
Frontier Indemnified Parties	Section 5.11(c)
Frontier Indemnified Party	Section 5.11(c)
Frontier Material Adverse Effect	Section 8.9(g)
Frontier Material Contracts	Section 4.19(a)
Frontier Permits	Section 4.5
Frontier Plans	Section 4.11(b)
Frontier Preferred Stock	Section 4.3
Frontier Real Properties	Section 4.13(a)(i)
Frontier Reports	Section 4.7
Frontier Requisite Vote	Section 4.20
Frontier Restricted Stock	Section 2.3(b)
Frontier Retention Agreements	Section 5.12(e)
Frontier RSU	Section 2.3(b)
Frontier Stock Option	Section 2.3(a)
Frontier Stock Plan	Section 4.3
Frontier Stock Unit	Section 2.3(b)
Frontier Superior Proposal	Section 5.3(a)
Frontier Termination Amount	Section 7.5(b)
GAAP	Section 3.7
group	Section 5.2(a)
Hazardous Materials	Section 3.13(a)(ii)
Holly	First Sentence
Holly Acquisition Proposal	Section 5.2(a)
Holly Bargaining Agreements	Section 3.12(a)
Holly Board	Section 5.15(b)
Holly Common Certificates	Section 2.2(a)
Holly Common Stock	Recitals
Holly Designees	Section 5.15(b)
Holly Disclosure Letter	Article 3
Holly Material Adverse Effect	Section 8.9(g)
Holly Material Contracts	Section 3.19(a)
Holly Permits	Section 3.5
Holly Plans	Section 3.11(b)
Holly Preferred Stock	Section 3.3
Holly Real Properties	Section 3.13(a)(v)
Holly Reports	Section 3.7
Holly Requisite Vote	Section 3.20
Holly Restricted Stock	Section 2.3(c)
Holly Stock Option	Section 2.3(a)
Holly Stock Plans	Section 3.3
Holly Superior Proposal	Section 5.2(a)

Holly Termination Amount	Section 7.5(a)
Holly Waiver Agreements	Section 5.12(e)
HSR Act	Section 3.6(b)
Indemnified Parties	Section 5.11(a)
Indemnified Party	Section 5.11(a)
Intellectual Property	Section 3.14(a)
IRS	Section 3.10(b)
Liens	Section 3.4(a)
Material Adverse Effect	Section 8.9(g)
material weakness	Section 3.24(c)
Merger	Recitals
Merger Consideration	Section 2.1(d)
Merger Sub	First sentence
Merger Sub Common Stock	Section 2.1(a)
MLP	Section 3.4(a)
MLP Credit Agreement	Section 8.9(h)
MLP Entities	Section 8.4
MLP Equity Interests	Section 3.4(b)
Named Executives	Section 5.15(d)
New Bank Facility	Section 5.18
Non-Withdrawing Party	Section 5.4(b)
NYSE	Section 2.7
Offsite Non-Holly Real Properties	Section 3.13(a)(vi)
Offsite Non-Frontier Real Properties	Section 4.13(a)(ii)
Other Fiduciary Adverse Recommendation Change	Section 5.4(b)
Partnership Agreement	Section 3.4(b)
PBGC	Section 3.11(g)
Pension Plan	Section 3.11(f)
Person	Section 8.9(i)
principal executive officer	Section 3.24(a)
principal financial officer	Section 3.24(a)
Proxy Statement/Prospectus	Section 5.8
Registration Statement	Section 5.8
Regulatory Filings	Section 3.6(b)
Reimbursement Maximum Amount	Section 7.5(a)
Release	Section 3.13(a)(iv)
Restricted Stock Agreements	Section 2.3(b)
Sarbanes-Oxley Act	Section 3.7
SEC	Section 3.7
Securities Act	Section 3.6(b)
Subsidiary	Section 8.9(j)
Superior Proposal Adverse Recommendation Change	Section 5.4(b)
Surviving Corporation	Section 1.1
Tax	Section 3.10(e)
Tax Return	Section 3.10(e)
Taxes	Section 3.10(e)

UNEV	Section 3.4(a)
WARN	Section 3.12(e)
WBCA	Section 1.1
Withdrawal Notice	Section 5.4(b)
Withdrawing Party	Section 5.4(b)
Wyoming Secretary	Section 1.2(b)
     Section 8.18 DISCLOSURE LETTERS. The parties acknowledge and agree that (a) the Holly Disclosure Letter and the Frontier Disclosure Letter (each a “Disclosure Letter”) may include certain items and information solely for informational purposes for the convenience of the other party and (b) the disclosure by either party of any matter in its Disclosure Letter shall not be deemed to constitute an acknowledgment by such party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. If any Disclosure Letter discloses in any section or schedule thereof an item or information in such a way as to make its relevance to the disclosure required by another section or schedule thereof readily apparent, the matter shall be deemed to have been disclosed in such other section or schedule, notwithstanding the omission of an appropriate cross-reference to such other section or schedule.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

HOLLY CORPORATION
By:	/s/ Matthew P. Clifton
Name:	Matthew P. Clifton
Title:	Chief Executive Officer

NORTH ACQUISITION, INC.
By:	/s/ Bruce R. Shaw
Name:	Bruce R. Shaw
Title:	Sr. Vice President and CFO

FRONTIER OIL CORPORATION
By:	/s/ Mike Jennings
Name:	Mike Jennings
Title:	Chairman, President and Chief Executive Officer

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HOLLYFRONTIER CORPORATION
     HollyFrontier Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. The name of the Corporation is HollyFrontier Corporation, and the name under which the Corporation was originally incorporated is GENERAL APPLIANCE CORPORATION.
     The date of filing its original Certificate of Incorporation with the Secretary of State was January 25, 1947.
     2. This Amended and Restated Certificate of Incorporation has been duly adopted and ratified in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates and amends the text of the Certificate of Incorporation as amended, supplemented and restated heretofore, to read in its entirety as follows:
     ARTICLE FIRST: The name of the Corporation shall be HollyFrontier Corporation.
     ARTICLE SECOND: The address of the registered office of the Corporation in the State of Delaware is at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at that address is The Corporation Trust Company.
     ARTICLE THIRD: The Corporation may engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.
     ARTICLE FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Twenty Five Million (325,000,000) shares, of which Five Million (5,000,000) shares having par value of One Dollar ($1.00) each, amounting in the aggregate to Five Million Dollars ($5,000,000), shall be Preferred Stock, and of which Three Hundred Twenty Million (320,000,000) shares having par value of One Cent ($0.01) each, amounting in the aggregate to Three Million Two Hundred Thousand Dollars ($3,200,000), shall be Common Stock.
     The designations and the powers, preferences and rights, and the qualifications, limitations and/or restrictions thereof shall be determined as follows:
PREFERRED STOCK, $1.00 par value
     Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to the date from which cumulative preferred dividends, if any, shall be cumulative. For each such series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the rights, preferences, limitations and restrictions of shares of such series, including, without limitation, rights, or limitations with respect to voting powers, if any, redemption rights, if any, conversion rights, if any, dividend rights and any preferences on liquidation.
COMMON STOCK, $.01 par value
     Subject to any preferences, qualifications, limitations, voting rights and restrictions with respect to each class of the capital stock of the Corporation having any preference or priority over the Common Stock, the holders of the Common Stock shall have and possess all rights appertaining to capital stock of the Corporation.
     No holder of stock of any class of the Corporation shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional shares of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other evidences of indebtedness convertible into or exchangeable for stock, but all such new or additional shares of stock of any class, or bonds, debentures or other evidences of indebtedness convertible into or exchangeable for stock, may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such person or persons as the Board of Directors in its absolute discretion may deem advisable. Except as expressly provided elsewhere in this Article Fourth, no vote of holders of Preferred Stock or Common Stock shall be required in connection with the designation or the issuance of any shares of any series of any Preferred Stock authorized by and complying with the conditions contained herein.
     ARTICLE FIFTH: The number of directors of the Corporation shall be fixed time to time by or in the manner provided for in the By-Laws but shall never be less than three. In case of any increase in the number of directors, the additional directors may be elected by the directors then in office or by the stockholders at any annual or special meeting. Election of directors need not be by written ballot.
     ARTICLE SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, and repeal the By-Laws of the Corporation.
     The By-Laws may confer powers on the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred by statute.
     ARTICLE SEVENTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of such director’s duty as a director, except that a director shall remain liable to the extent provided by law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or deletion of this

Article shall impair the immunity of any person under this Article for any act or omission occurring prior to the effectiveness of such amendment or deletion.
     The Corporation shall indemnify to the fullest extent authorized by law (as now or hereafter in effect), and shall advance expenses to, any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or is or was, at the request of the Corporation, serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or deletion of this Article shall impair the immunity of any person under this Article for any act or omission occurring prior to the effectiveness of such amendment or deletion.
     ARTICLE EIGHTH: A director of this Corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the Corporation either as a vendor, purchaser, or otherwise, nor in the absence of fraud, shall any transaction or contract of this Corporation be void or voidable or affected by reason of the fact that any director or any firm of which any director is a member or an employee or any corporation of which any director is an officer, director, stockholder, or employee is in any way interested in such transaction or contract, even though the vote of the director or directors having such adverse interest shall have been necessary to obligate the Corporation upon such contract or transaction, and, in the absence of fraud, no director or directors having such adverse interest shall be liable to the Corporation or to any stockholder or creditor thereof or to any other person for any loss incurred by it under or by reason of any such contract or transaction, nor, in the absence of fraud, shall any such director or directors be accountable for any gains or profits realized thereon.
     ARTICLE NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such a matter as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     IN WITNESS WHEREOF, said HollyFrontier Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed by                     , its           , this       day of                , 2011.

HOLLYFRONTIER CORPORATION
By:
Name:
Title:

AMENDED AND RESTATED BY-LAWS
OF
HOLLYFRONTIER CORPORATION
EFFECTIVE AS OF                     , 2011
ARTICLE I
Offices
     The principal office of HollyFrontier Corporation (the “Corporation”) in the State of Delaware shall be in the City of Wilmington, County of New Castle, and the name of the resident agent in charge thereof is The Corporation Trust Company.
     The Corporation may, in addition to its principal office in the State of Delaware, establish and maintain an office or offices at such other places as the Board of Directors of the Corporation (the “Board”) may from time to time deem necessary or desirable.
ARTICLE II
Stockholders Meetings
     Section 1. Place of Meetings. The annual meeting of the stockholders for the election of directors and any special meetings of stockholders shall be held at such time and place as shall be stated in the notice of such meeting.
     Section 2. Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of any other business properly presented for action at such meeting shall be held on the second Thursday in May of each year or on such other day as may be fixed by resolution of the Board; provided, however, that if the Board deems it impracticable to hold the meeting on the date originally determined, such annual meeting shall be held as soon as practicable after such date on a date to be specified in a resolution of the Board.
     At an annual meeting, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting (i) by, or at the direction of, the Board or (ii) by any stockholder of the Corporation who complies with the notice procedures set forth in this Section 2 or, with respect to the election of directors, Section 11 of Article III of these By-Laws. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 120 calendar days nor more than 150 calendar days before the anniversary date of the corporation’s proxy statement released to stockholders in connection with the prior year’s annual meeting. However, if no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, a stockholder’s notice must be received by the Secretary not later than 60 days before the date the Corporation commences mailing of its proxy materials in connection with the applicable annual meeting. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the proposal desired to be brought before the annual meeting, including the complete text of any resolutions intended to be submitted at the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such matter and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of the Corporation’s stock which are beneficially owned by the stockholder on the date of such stockholder’s notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder’s notice, and (iv) any financial interest of the stockholder in such proposal. In addition, a stockholder seeking to submit such proposal at the meeting shall promptly provide any other information reasonably requested by the Corporation.
     Except as otherwise provided by law, at any time following the Corporation’s receipt of a proposal, the Chairman of the Board (or other presiding officer at an annual meeting) shall have the power to determine whether any matter proposed to be brought before the annual meeting was proposed in accordance with the notice procedures set forth in this Section 2 and if any proposal is not in compliance with this Section 2, the Chairman of the Board (or such other presiding officer) may exclude such proposal from the annual meeting.
     Notwithstanding the forgoing provisions of this Section 2, a stockholder who seeks to have any proposal included in the Corporation’s proxy materials shall comply with the requirements of Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, as amended.
     In the event a proposal is presented for action at such annual meeting which, in the opinion of the ranking executive officer of the Corporation attending such meeting, requires the giving of prior notice of such business to stockholders, no action shall be taken on such proposal at such meeting unless and until proof of timely and adequate notice of such proposal shall have been filed with and accepted by the ranking executive officer of the Corporation attending such meeting.
     Section 3. Special Meetings. Special meetings of the stockholders may be called by the Chief Executive Officer, and shall be called by the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, the Secretary or an Assistant Secretary, at the request in writing of a majority of the Board, or of a majority of the Executive Committee, or of stockholders owning a majority of the outstanding shares having voting power. Such request shall state the purpose or purposes of the proposed meeting.
     Section 4. Notice. Notice of all stockholders’ meetings stating the time and place, and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered personally or mailed to each stockholder entitled to vote at such meeting not less than 30 nor more than 60 days before the meeting of stockholders is to be held, unless the stockholder’s meeting is called by the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, the Secretary or an Assistant Secretary of the Corporation, at the request in writing of a majority of the Board, in which case such notice shall be delivered not less than 10 nor more than 60 days before the meeting of stockholders is to be held. If mailed, notice shall be directed to the stockholder at his last known post office address as the same appears on the stock records of the Corporation.
     Section 5. Proxies. At any meeting of the stockholders, each stockholder entitled to vote may vote either in person or by proxy, but no proxy shall be voted on after three years from its date, unless such proxy shall, on its face, name a longer period for which it is to remain in force. Each proxy either (a) shall be authorized in writing, subscribed by the stockholder or his duly authorized attorney, but need not be sealed, witnessed or acknowledged, and shall be filed with the Secretary at or before the meeting, or (b) shall be authorized by means of an electronic transmission as permitted by law and shall be filed in accordance with the procedure established for the meeting.
     Section 6. Quorum. At any annual or special meeting of stockholders a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall constitute a quorum, except as otherwise provided by law, but if at any meeting of the stockholders there be less than a quorum present, the stockholders present at such meeting may, without further notice, adjourn the same from time to time until a quorum shall attend, but no business shall be transacted at any such adjourned meeting except such as might have been lawfully transacted had the meeting not been adjourned.
     Section 7. Voting. Except as otherwise expressly required by statute, the Certificate of Incorporation or these By-Laws, each stockholder shall at each meeting of the stockholders be entitled to one vote in person or by proxy for each share of stock of the Corporation entitled to be voted thereat held by him and registered in his name on the books of the Corporation
          (a) on such date as may be fixed pursuant to Article VIII of these By-Laws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting; or
          (b) in the event that no record date shall have been so fixed, on the date of such meeting; provided, however, that, except where a record date shall have been so fixed, no share of stock of the Corporation shall be voted at any election of directors which shall have been transferred on the books of the Corporation within 20 days prior to such election of directors.
     The vote for directors and, upon the demand of any stockholder, the vote upon any question before the meeting shall be by ballot. Except as otherwise provided by law or the Certificate of Incorporation or these By-Laws, directors shall be elected by a plurality vote of the stockholders present or represented at the meeting, and each other question properly presented to any meeting of stockholders shall be decided by a majority of the votes cast on the question entitled to vote thereon. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at any meeting of stockholders shall be announced at the meeting by the Chairman of the Board (or other presiding officer of the Corporation).
     Section 8. List of Stockholders. A complete list of the stockholders entitled to vote at the ensuing election, arranged in alphabetical order, with the residence of each, and the number of voting shares held by each, shall be prepared and filed in the office where the election is to be held at least 10 days before every election, and shall at all times during the usual hours for business during the said 10 days and during the whole time of said election be open to the examination of any stockholder.
     Section 9. Judges of Election. Whenever a vote at a meeting of stockholders shall be by ballot, the polls shall be opened and closed, the proxies and ballots shall be received, and all questions pertaining to the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided by two Judges of Election. Such Judges of Election shall be appointed by the Board before or at the meeting, or in default thereof, by the officer presiding at the meeting, and shall be sworn to the faithful performance of their duties. If any Judge of Election previously appointed shall fail to attend or refuse or be unable to serve, a substitute shall be appointed by the presiding officer.
     Section 10. Consent Notice. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 60 nor less than 10 days before the date of such meeting. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary of the Corporation, request the Board to fix a record date. The Board shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings for stockholder meetings are recorded, to the attention of the Secretary of the Corporation. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board adopts a resolution taking such prior action.
ARTICLE III
Directors

     Section 1. Powers. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, the property, business and affairs of the Corporation shall be managed by the Board.
     Section 2. Number and Tenure. The Board shall consist of no less than 3 nor more than 14 members as the Board may determine from time to time by Resolution of the Board. Directors shall hold office until the next annual election and until their successors shall be duly elected and qualified. The Board shall keep full and fair records and accounts of its proceedings and transactions. Directors need not be stockholders.
     Section 3. Regular Meetings. The Board shall meet for the election of officers and for the transaction of any other business as soon as practicable after the annual meeting of stockholders. Other regular meetings of the Board may be held at such times and places as the Board may from time to time determine. No notice of any such annual or regular meeting of the Board need be given.
     Section 4. Special Meetings. Special meetings of the Board shall be called by the Secretary or any Assistant Secretary at the request of the Chairman of the Board, the Chief Executive Officer, the President or of any two directors. Notice of the time and place of any special meeting of the Board shall be mailed, postage prepaid, to each director at least 48 hours before the time at which the meeting is to be held, or shall be sent by confirmed facsimile transmission or other form of electronic communication, or be delivered personally or by telephone, at least 24 hours before the time at which such meeting is to be held. Notice of any special meeting need not be given to any director who shall waive notice thereof. Any meeting of the Board shall be a legal meeting without notice thereof having been given, if all the directors of the Corporation then holding office shall be present thereat.
     Section 5. Place of Meetings. Meetings of the Board may be held at such places in or out of the State of Delaware as may be fixed by the Board or designated in the notice of the meeting, except that the annual meeting of the Board, if held without notice, shall be held at the principal executive office of the Corporation.
     Section 6. Quorum. A majority of the Board, but not less than two directors, shall constitute a quorum for the transaction of business, but if, at any meeting of the Board, there be less than a quorum present, a majority of the directors present may, without further notice, adjourn the same from time to time until a quorum shall attend. A majority of such quorum shall decide any questions that may come before the meeting.
     Section 7. Resignations. A resignation from the Board shall be deemed to take effect upon its receipt by the Corporation unless otherwise specified therein.
     Section 8. Vacancies. Vacancies in the Board created on account of death, resignation, removal, disqualification or other causes, or resulting from an increase in the authorized number of directors, shall be filled by a majority of the directors then in office, although less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors shall be duly elected and qualified or until their earlier death, resignation or removal; provided, however, that if the remaining directors shall constitute less than a majority of the whole Board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares of the capital stock of the Corporation at the time outstanding having the right to vote for directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by Section 211 of the General Corporation Law of the State of Delaware (the “DGCL”).
     Section 9. Removal. At any meeting of the stockholders called for the purpose any director may, by vote of stockholders entitled to cast a majority of the votes then entitled to vote in the election of directors, be removed from office with or without cause.
     Section 10. Compensation. Directors shall receive such compensation for their services as shall be fixed from time to time by resolution of the Board. Nothing in this Section shall be construed to preclude a director from serving the Corporation in any other capacity and receiving compensation therefore.
     Section 11. Nominees for Director. Nominations by stockholders of persons to be elected to the Board shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation (a) with respect to an election to be held at the annual meeting of the stockholders of the Corporation, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation, and (b) with respect to an election to be held at a special meeting of stockholders of the Corporation for the election of directors, not later than the close of business on the seventh day following the date on which notice of the date of the special meeting was mailed to stockholders of the Corporation or public disclosure of the date of the special meeting was made, whichever first occurs. Such stockholder’s notice to the Secretary of the Corporation shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected), and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder and (ii) the class and number of shares of voting stock of the Corporation which are beneficially owned by such stockholder. In the event that a person is validly designated as a nominee to be elected to the Board in accordance with the procedures set forth in this Section 11 and thereafter becomes unable or unwilling to stand for election to the Board, the stockholder who proposed such nominee may designate a substitute nominee, if such substitute nominee is designated within and in accordance with the time limitations set forth in this Section 11, upon providing the information specified in clause (a) above with respect to such substitute nominee. Except as otherwise provided by law, at any time following the Corporation’s receipt of a nomination for director of the Corporation by a stockholder, the Chairman of the Board (or other presiding officer at an annual meeting) shall have the power to determine whether the proposed nomination was made in accordance with the notice procedures set forth in this Section 11, and if any nomination is not in compliance with this Section 11, the Chairman of the Board (or such other presiding officer) may refuse to acknowledge the nomination of any such person at the annual meeting. Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 11.
     Section 12. Board Action By Written Consent In Lieu of Meeting. Action required or permitted by applicable law, the Certificate of Incorporation or these By-Laws to be taken at a meeting of the Board may be taken without a meeting if the action is taken by all members of the Board. The action shall be evidenced by one or more written consents describing the action taken, signed, either manually, in facsimile or electronically, by each director, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this Section 12 is effective when the last director signs the consent, unless the consent specifies a different effective date.
     Section 13. Chairman of the Board; Vice Chairman of the Board. The Board may designate from among its members a Chairman of the Board, which person may be an Executive Chairman of the Board (as described in Article V, Section 2 of these By-Laws), and may also designate a Vice Chairman of the Board. The Chairman of the Board shall preside at all meetings of stockholders and of the Board, and shall advise and counsel the officers of the Corporation and shall have and perform such duties as usually devolve upon his role and such other duties as are prescribed by these By-Laws and by the Board. The Vice Chairman of the Board shall, in the absence of the Chairman of the Board, preside at all meetings of stockholders and of the Board, and exercise and discharge the responsibilities and duties of the Chairman of the Board. He or she shall have and perform such other duties as may be prescribed or assigned by the Board or the Chairman of the Board.
ARTICLE IV
Committees
     Section 1. Executive Committee. The Board, by resolution adopted by a majority of the whole Board, may designate not less than three of the directors then in office (at least one of whom shall be the Chief Executive Officer or the President of the Corporation) to constitute an Executive Committee. Terms of members of the Executive Committee shall be at the pleasure of the Board but only while a member remains a director. If the Chairman of the Board is a member of the Executive Committee, he shall be Chairman of the Committee; otherwise, the Chairman of the Executive Committee shall be the Chief Executive Officer if he is a member of the Executive Committee or, if the Chief Executive Officer is not a member of the Executive Committee, the President shall be the Chairman of the Executive Committee. To the extent permitted by law or except as otherwise provided by this Section 1 or by resolution of the Board, during the intervals between meetings of the Board, the Executive Committee shall possess and may exercise all of the powers of the Board in the management of the business and affairs of the Corporation. An action of the Executive Committee taken within the scope of its authority shall be an act of the Board. All action taken by the Executive Committee shall be reported to the Board at its regular meeting next succeeding such action, but failure to so render such report shall not invalidate any such action. Vacancies in the Executive Committee shall be filled by the Board, but during the temporary absence of a member of the Executive Committee, the remaining members of the Executive Committee may appoint a member of the Board to act in the place of such absent member.
     Section 2. Meetings and Records of Executive Committee. Subject to the provisions of these By-Laws, the Executive Committee shall fix its own rules of procedure and shall meet as provided by such rules or by resolution of the Board, and it shall also meet at the call of the Chairman of the Board, the Chief Executive Officer or the President of the Corporation or of any two members of the Committee. Notice of meetings of the Executive Committee may be given orally, by telephone, or in any other manner that reasonably assures receipt thereof and no minimum advance notice shall be required. No notice shall be required for any meeting of the Executive Committee in which a majority of its members participate, action may be taken by the Executive Committee in any manner permitted for directors’ actions or meetings under Delaware law, and action taken by a majority of the members of the Executive Committee shall constitute the action of the Executive Committee. Two members of the Executive Committee shall constitute a quorum. The Executive Committee shall keep records of its proceedings and transactions.
     Section 3. Other Committees. The Board may by resolution provide for such other standing or special committees as it deems desirable and discontinue the same at pleasure. Each such committee shall have such powers and perform such duties, not inconsistent with law, as may be assigned to it by the Board. If provision be made for any such committee, the members thereof shall be appointed by the Board and shall serve during the pleasure of the Board. Vacancies on such committees shall be filled by the Board. Section 2 of this ARTICLE IV shall also apply to the meetings of such other committees mutatis mutandis.
ARTICLE V
Officers
     Section 1. General. The officers of the Corporation may consist of an Executive Chairman of the Board, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, one or more Executive Vice Presidents, Senior Vice Presidents and/or Vice Presidents (some of whom may have particular authority and responsibilities as designated in their titles by the Board), a Secretary, a Controller, a Treasurer and such Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers or other subordinate officers as may from time to time be designated by the Board. One person may hold more than one office, and no officer (other than an Executive Chairman of the Board) need be a director. These said officers shall have all the usual powers and shall perform all of the usual duties incident to their respective offices and shall, in addition, perform such other duties as shall be assigned to them from time to time by the Board. In its discretion, the Board may leave unfilled any office, except that there shall always be either a Chief Executive Officer or a President of the Corporation.
     Section 2. Executive Chairman. If the Board designates the Chairman of the Board as the Executive Chairman of the Board, he or she shall be an officer of the Corporation. The Executive Chairman of the Board: (i) shall provide advice and counsel to the Chief Executive Officer, the President and other members of senior management in areas such as corporate and strategic planning and policy, acquisitions, major capital expenditures and other areas requested by the Board; (ii) may sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and (iii) shall, in general, perform all duties as may be prescribed by these By-Laws or assigned to him or her by the Board from time to time.
     Section 3. Chief Executive Officer. Subject to the control of the Board, the Chief Executive Officer shall be responsible for the general management of the business of the Corporation and shall have supervisory authority over the general policies and business of the Corporation, and may sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed, and shall exercise such other powers as the Board may from time to time direct. In the event that the positions of Chairman of the Board and Vice Chairman of the Board are unfilled, the Chief Executive Officer shall in addition have the authority and responsibilities of the Chairman of the Board.
     Section 4. President. The President shall, subject to the powers of supervision and control conferred upon the Chief Executive Officer, have all necessary powers to discharge such responsibility including the powers to sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed, and such other powers as the Board may from time to time direct. In the event that the office of Chief Executive Officer is unfilled, the President shall in addition have the authority and responsibilities of the Chief Executive Officer as specified in Section 3 of this Article.
     Section 5. Chief Operating Officer. The Chief Operating Officer shall perform such duties as are customary for a chief operating officer to perform, including the powers to sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed, and shall perform such other duties as from time to time may be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.
     Section 6. Chief Financial Officer. The Chief Financial Officer shall perform such duties as are customary for a chief financial officer to perform, including the powers to sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed, and shall perform such other duties as from time to time may be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.

     Section 7. Executive and Senior Vice Presidents; Vice Presidents. Each Executive Vice President, Senior Vice President, or Vice President shall exercise general supervision and have executive control of such departments of the Corporation’s business, or perform such other executive duties as shall from time to time be assigned to him or her by the Board, the Chief Executive Officer or by the President. The Board shall have the power to designate particular areas of authority and responsibility of an Executive Vice President, Senior Vice President or Vice President and to indicate such designation in such officer’s title. In case of the absence or disability of the Chief Executive Officer and the President, each Executive Vice President and Senior Vice President (without regard to whether his or her title specifies particular areas of authority and responsibility) and each Vice President whose title does not designate specific areas of authority and responsibility shall be vested with all the powers of the Chief Executive Officer and the President in respect of the powers to sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed. In the case of each Vice President whose title indicates one or more specific areas of authority and responsibility, such Vice President’s authority and responsibilities shall be limited to the area or areas designated in such Vice President’s title as specified by the Board.
     Section 8. Secretary. The Secretary shall keep the minutes of the meetings of the stockholders and of the Board and of the Executive Committee, in books provided for the purpose; he or she shall see that all notices are duly given in accordance with the provisions of these By-Laws, or as required by law; he or she shall be custodian of the records and of the corporate seals of the Corporation; he or she shall see that the corporate seal is affixed to all documents, the execution of which, on behalf of the Corporation, under its seal, is duly authorized, and when so affixed may attest the same; and, in general, he or she shall perform all duties incident to the office of a secretary of a corporation, and such other duties as from time to time may be assigned by the Board. The Secretary may sign, with the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President, certificates of the stock of the Corporation. The Secretary shall be sworn to the faithful discharge of his duties.
     Section 9. Controller. The Controller shall report directly to the Chief Financial Officer, and shall have charge of the supervision of the accounting system of the Corporation, including the preparation and filing of all reports required by law to be made to any public authorities and officials. He or she shall perform such other duties as are usually associated with his office or as shall be assigned to him by the Board, the President or the Chief Financial Officer.
     Section 10. Treasurer. The Treasurer shall report directly to the Chief Financial Officer, and shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board; he shall render to the Chief Executive Officer, the Chief Financial Officer and to the Board, whenever requested, an account of the financial condition of the Corporation; he or she may sign, with the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President, certificates of stock of the

Corporation; and, in general, shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as may be assigned by the Board.
     Section 11. Assistant Officers. Each assistant officer shall perform such duties and have such responsibilities as may be delegated to him or her by the superior officer to whom he is made responsible, by designation of the Chief Executive Officer, or as the Board may prescribe. The Board may, from time to time, authorize any executive officer to appoint and remove assistant officers and prescribe the powers and duties thereof.
     Section 12. Officers Holding Two or More Offices. Any person may hold two or more offices except that the person holding the office of Secretary may not also hold the office of Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer or President and no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument be required by law, by the Certificate of Incorporation, or by these By-Laws, to be executed, acknowledged or verified by any two or more officers.
     Section 13. Voting of Other Stock. Unless specifically directed otherwise by resolution of the Board, each of the Chief Executive Officer and the President shall have full power and authority on behalf of the Corporation to vote the stock of any other corporation owned or held by the Corporation at any meeting of the stockholders of such other corporation, or to execute the written consent of this Corporation to any action that may be taken by the stockholders of such other corporation without a meeting.
     Section 14. Compensation. The Board shall have power to fix the compensation of all officers of the Corporation. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.
     Section 15. Removal. Any officer of the Corporation may be removed, with or without cause, by the Board at a meeting called for that purpose, or (except in case of an officer elected by the Board) by an officer upon whom such power of removal may have been conferred.
     Section 16. Indemnification. The Corporation shall indemnify any person (including the heirs, executors or administrators of such a person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with and to the fullest extent permitted by the DGCL as same may be amended from time to time, including the advancement of expenses incurred by the indemnified person in defending any such threatened, pending or completed action, suit or proceeding. To the extent the present or former spouse(s) of any party indemnified hereunder is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding solely by virtue of his or her marital relationship to such indemnified party, such spouse shall be indemnified hereunder to the fullest extent permitted by the DGCL as same may be amended from time to time. Except as the Board of the Corporation in its discretion (but subject to applicable law) may otherwise determine, such indemnification shall be afforded only if such person within 5 business days after his becoming aware of the institution of such action, suit or proceeding, shall have notified in writing by registered or certified mail, the Chief Executive Officer, President or Secretary of the Corporation of the institution of such action, suit or proceeding, and shall have furnished such Chief Executive Officer, President or Secretary with true copies of all papers served upon or otherwise received by such person relating to such action, suit or proceeding, and shall make available to officers or counsel of the Corporation all information necessary to keep the Corporation currently advised as to the status of such action, suit, or proceeding, and permit the Corporation, at its option and expense, at any time during the course of such action, suit or proceeding, through counsel of the Corporation’s choosing, to participate in or direct the defense thereof in good faith, and in case of any proposed settlement of any action, suit or proceeding the defense of which is not directed by the Corporation, to submit the proposed terms and conditions thereof to the Board of the Corporation for their approval, failing which no indemnification hereunder shall be afforded for any such settlement. Such indemnification as hereinabove provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise.
ARTICLE VI
Fiscal Year
     Effective beginning with the fiscal year ending December 31, 2003, the fiscal year of the Corporation shall end on the thirty-first day of December in each year, or on such other day as may be fixed from time to time by the Board.
ARTICLE VII
Seal
     The Board shall provide a suitable seal, having inscribed thereon the name of the Corporation; the year of its incorporation and such other appropriate legend as may from time to time be determined by the Board. If deemed advisable by the Board, a duplicate seal or duplicate seals may be provided and kept for the necessary purposes of the Corporation.
ARTICLE VIII
Stock
     Section 1. Certificates. Certificates of stock shall be issued in such form as may be approved by the Board and shall be signed by the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, and sealed with the seal of the Corporation; provided, however, that where any such certificate is signed by a Transfer Agent and by a Registrar, the signature of any such Chief Executive Officer, President, Chief Financial Officer, Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary and the seal of the Corporation upon such certificates may be facsimiles engraved or printed thereon. The shares of the Corporation’s capital stock may be certificated or uncertificated in accordance with the laws of the State of Delaware.

     Section 2. Transfer Agents and Registrars. The Board shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, registration, and transfer of certificates of stock, and may appoint Transfer Agents and Registrars thereof.
     Section 3. Closing of Books. The Board shall have power to close the stock transfer books of the Corporation for a period not exceeding 60 days preceding the date of any meeting of stockholders or the date for payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of capital stock shall go into effect; provided, however, that in lieu of closing the stock transfer books as aforesaid, the Board may fix in advance a date, not exceeding 60 days preceding the date of any meeting of stockholders or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, and in such case only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.
     Section 4. Lost, Mutilated, or Destroyed Certificates. In case any certificate of stock is lost, mutilated or destroyed, the Board may authorize the issue of a new certificate in place thereof upon such terms and conditions, as it may deem advisable.
ARTICLE IX
Signatures
     Section 1. Checks. All checks, drafts, notes or other obligations of the Corporation shall be signed by the Chief Executive Officer, the President, the Chief Financial Officer and/or a Vice President, and/or the Treasurer, Assistant Treasurer, Controller or by any person or persons thereunto authorized by the Board or the Executive Committee.
     Section 2. Endorsements. All endorsements, assignments, transfers, stock powers or other instruments of transfer of securities standing in the name of the Corporation shall be executed for and in the name of the Corporation by the Chief Executive Officer, the President or a Vice President, and the Secretary or an Assistant Secretary, or by any person or persons thereunto authorized by the Board or the Executive Committee.
     Section 3. Proxies. Except as otherwise authorized or directed from time to time by the Board or the Executive Committee, the Chief Executive Officer of the Corporation, or in his absence or disability, the President or an Executive or Senior Vice President of the Corporation, may authorize from time to time the signature and issuance of proxies to vote upon, and/or of consents or waivers in respect of, shares of stock of other corporations standing in the name of the Corporation. All such proxies, consents or waivers shall be signed in the name of the

Corporation by the Chief Executive Officer, the President or an Executive or Senior Vice President and the Secretary or an Assistant Secretary.
ARTICLE X
Notice of Meetings
     Whenever by law or by the Certificate of Incorporation or by these By-Laws notice is required to be given to any stockholder, such notice shall be delivered by first-class mail, postage prepaid, and the time when the same shall be mailed shall be deemed to be the time of the giving of such notice.
ARTICLE XI
Amendments
     These By-Laws may be amended or repealed or new By-Laws may be adopted only by the affirmative vote of the holders of not less than 67% of the stock issued and outstanding and entitled to vote thereon at any regular or special meeting of the stockholders, if notice of the proposed alteration or amendment be contained in the notice of meeting, or by the affirmative vote of a majority of the Board.

THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FRONTIER OIL CORPORATION
(Pursuant to Section 17-16-202 of the
Wyoming Business Corporation Act)
     FRONTIER OIL CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the Wyoming Business Corporation Act (the “WBCA”), does hereby certify as follows:

FIRST:	The name of the Corporation is “Frontier Oil Corporation.”

SECOND:	The prior Restated Articles of Incorporation of the Corporation were filed in Office of the Secretary of State of the State of Wyoming (the “Secretary of State”) on August 10, 1987 under the name “Wainoco Oil Corporation.”

THIRD:	These Third Amended and Restated Articles of Incorporation, which restate, integrate and further amend the Second Amended and Restated Articles of Incorporation of the Corporation, as amended, were duly adopted in accordance with Section 17-16-1003 of the WBCA.

FOURTH:	These Third Amended and Restated Articles of Incorporation shall become effective immediately upon their filing with the Secretary of State.

FIFTH:	The Second Amended and Restated Articles of Incorporation of the Corporation, as amended, are hereby amended and restated to read in its entirety as follows:
ARTICLE I
NAME
     The name of the Corporation is “Frontier Oil Corporation” (the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT
     The registered office of the Corporation in the State of Wyoming is 1720 Carey Avenue, Cheyenne, Wyoming 82001, and the name of its registered agent in this state at such address is CT Corporation System.
ARTICLE III
PURPOSE
     The purpose for which the Corporation is organized is to engage in any and all lawful business and activities for which corporations may be organized under the Wyoming Business Corporation Act (“WBCA”).

ARTICLE IV
CAPITALIZATION
Section 4.1 Authorized Capital.
     The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares of Common Stock no par value.
Section 4.2 Common Stock.
     (a) The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of holders of shares of Common Stock of the Corporation and shall be entitled to one vote for each share of Common Stock held.
     (b) The holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.
     (c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them. For purposes of this paragraph (c), a liquidation, dissolution or winding-up of the Corporation shall not be deemed to be occasioned by or to include (i) any consolidation or merger of the Corporation with or into another corporation or other entity or (ii) a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.
ARTICLE V
DIRECTORS
Section 5.1 Number and Term.
     The number of directors of the Corporation shall from time to time be fixed exclusively by the bylaws of the Corporation, as the same may be amended from time to time (the “Bylaws”).
Section 5.2 Limitation of Personal Liability.
     To the fullest extent now or hereafter permitted by the WBCA, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 17-16-833 of the WBCA, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Section 5.2 shall apply to or have any effect on the liability of any director for or with respect to acts or omissions occurring prior to such amendment or repeal.

ARTICLE VI
BYLAWS
     The Board of Directors is expressly authorized and empowered to adopt, alter, amend or repeal the Bylaws but only by the affirmative vote of a majority of the number of directors then in office.
ARTICLE VII
INDEMNIFICATION; INSURANCE
Section 7.1 Indemnification of Directors and Officers.
     The Corporation shall indemnify, to the fullest extent permitted by applicable law (as now or hereafter in effect) and pursuant to the Bylaws, each person who is or was a director or officer of the Corporation, and may indemnify each employee and agent of the Corporation and all other persons whom the Corporation is authorized to indemnify under the provisions of the WBCA, from and against all expenses, liabilities or other matters arising out of or in any way related to their status as such or their acts, omissions or services rendered in such capacities.
Section 7.2 Insurance.
     The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, these Third Amended and Restated Articles of Incorporation have been executed for and on behalf and in the name of the Corporation by its duly authorized officer on _________ ___, 200__.

FRONTIER OIL CORPORATION
By:
Name:
Title: